Filed Pursuant to Rule 424(b)(5)
Registration No. 333-170622

PROSPECTUS SUPPLEMENT
(To Prospectus Dated November 23, 2010)

Dividend Reinvestment Plan

2,500,000 Shares of Voting Common Stock

300,000 Shares of Non-Voting Common Stock

This prospectus supplement relates to shares of voting common stock, par value $0.01 per share (“Voting Common Stock”), and shares of Class B Non-Voting Common Stock, par value $0.01 per share (“Non-Voting Common Stock,” and together with the Voting Common Stock, “Common Stock”), of First PacTrust Bancorp, Inc., a Maryland corporation (the “Company,” “First PacTrust,” “we,” “us” or “our”), which may be offered and sold from time to time pursuant to the terms of the First PacTrust Bancorp, Inc. Dividend Reinvestment Plan (“Plan”).

The Plan provides participants with a simple and convenient method for investing cash dividends paid on our Common Stock in additional shares of our Common Stock, with dividends paid on Voting Common Stock invested in additional shares of Voting Common Stock and dividends paid on Non-Voting Common Stock invested in additional shares of Non-Voting Common Stock.  This prospectus supplement describes and constitutes the Plan.  You should keep this prospectus supplement and the accompanying prospectus for future reference.

Shares of Common Stock offered and sold under the Plan may, at the sole discretion of First PacTrust Bancorp, be (i) purchased on the open market or (ii) purchased directly from First PacTrust Bancorp from authorized but unissued shares or from treasury shares.

The transfer agent for our Common Stock, Registrar and Transfer Company, will serve as the plan administrator (the “Plan Administrator”)  All holders of record of our Voting Common Stock and Non-Voting Common Stock will be automatically enrolled in the Plan and will have all cash dividends paid on their shares reinvested in shares of Voting Common Stock and Non-Voting Common Stock in accordance with the Plan unless they affirmatively opt-out of the Plan before being enrolled or sell or withdraw all of their shares after being enrolled. See Questions 6 and 7 on page S-7 of this prospectus supplement.

Investing in our Common Stock involves certain risks.  See “Risk Factors” on page S-5 of this prospectus supplement.

Our Voting Common Stock is listed on the NASDAQ Global Market under the symbol FPTB.  The closing price per share of our Voting Common Stock on May 10, 2011 as reported on the NASDAQ Global Market was $14.67.  There is currently no established trading market for the Non-Voting Common Stock.  We currently do not intend to apply for listing of the Non-Voting Common Stock on any securities exchange or for inclusion in any automated quotation system.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The securities offered by this prospectus supplement are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

The date of this prospectus supplement is May 11, 2011

Table of Contents

Page
ABOUT THIS DOCUMENT	S-3
FORWARD-LOOKING STATEMENTS	S-3
FIRST PACTRUST BANCORP, INC.	S-5
RISK FACTORS	S-5
DESCRIPTION OF THE PLAN	S-5
USE OF PROCEEDS	S-14
DESCRIPTION OF CAPITAL STOCK	S-14
LEGAL MATTERS	S-14
EXPERTS	S-15
WHERE YOU CAN FIND MORE INFORMATION	S-15

ABOUT THIS DOCUMENT

This document is in two parts. The first part is this prospectus supplement, which describes the Plan and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to the Plan. If the description of the information relevant to the Plan varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

For purposes of this prospectus supplement, unless the context indicates otherwise, all references to the “Company,” “First PacTrust Bancorp,” “we,” “us” or “our” refer to First PacTrust Bancorp, Inc. and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.” These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the forward-looking statements, including:

•	continuation or worsening of current recessionary conditions, as well as continued turmoil in the financial markets;

•	our ability to implement our acquisition strategy;

•
the credit risks of lending activities, which may be affected by further deterioration in the real estate markets, may lead to increased loan delinquencies, losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses and require us to materially increase our loan loss reserves;

•	the quality and composition of our securities portfolio;

•	changes in general economic conditions, either nationally or in our market areas;

•	changes in the levels of general interest rates, and the relative differences between short- and long-term interest rates, deposit interest rates, our net interest margin and funding sources;

•	fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in commercial and residential real estate values in our market area;

•
results of examinations of us by regulatory authorities and the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses, write-down asset values, increase our capital levels, or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings;

•	legislative or regulatory changes that adversely affect our business, including changes in the interpretation of regulatory capital or other rules;

•	our ability to control operating costs and expenses;

•
our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any related goodwill charges;

•	staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges;

•	errors in our estimates in determining fair value of certain of our assets, which may result in significant declines in valuation;

•	the network and computer systems on which we depend could fail or experience a security breach;

•	our ability to attract and retain key members of our senior management team;

•	costs and effects of litigation, including settlements and judgments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and saving habits;

•	adverse changes in the securities markets;

•	earthquake, fire or other natural disasters affecting the condition of real estate collateral;

•	the availability of resources to address changes in laws, rules or regulations or to respond to regulatory actions;

•	inability of key third-party providers to perform their obligations to us;

•
changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board or their application to our business or final audit adjustments, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods;

•	war or terrorist activities; and

•
other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described elsewhere in this prospectus supplement, the accompanying prospectus and the incorporated documents.

Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus supplement or the accompanying prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus supplement, the accompanying prospectus or the incorporated documents might not occur, and you should not put undue reliance on any forward-looking statements.

FIRST PACTRUST BANCORP, INC.

First PacTrust Bancorp is a savings and loan holding company incorporated in the State of Maryland. We are primarily engaged in the business of planning, directing and coordinating the business activities of our wholly owned subsidiary, Pacific Trust Bank, a federal savings bank. We are a community-oriented financial institution headquartered in Chula Vista, California, a suburb of San Diego, California, and offer a variety of financial services to meet the needs of the communities we serve.

Our principal business consists of attracting retail deposits from the general public and investing these funds primarily in permanent loans secured by first mortgages on owner-occupied, one-to four- family residences and a variety of consumer loans. We also originate loans secured by multi-family and commercial real estate and, to a limited extent, commercial business loans. First PacTrust Bancorp is currently subject to regulation by the Office of Thrift Supervision (the “OTS”) and Pacific Trust Bank is subject to regulation by the OTS and the Federal Deposit Insurance Corporation.  As a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act, on July 21, 2011 (unless extended for up to six months), the responsibility and authority of the OTS to regulate savings and loan holding companies, including First PacTrust Bancorp, will be transferred to the Board of Governors of the Federal Reserve System and the responsibility and authority of the OTS to regulate federal savings banks, including Pacific Trust Bank, will be transferred to the Office of the Comptroller of the Currency.

Our principal executive offices are located at 610 Bay Boulevard, Chula Vista, California 91910. Our telephone number is (619) 691-1519.

RISK FACTORS

There are risks and uncertainties involved with an investment in shares of our Common Stock.  See the “Risk Factors” sections of our most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which we file with the Securities and Exchange Commission (the “SEC”) and incorporate by reference into this prospectus supplement and the accompanying prospectus, for a discussion of the factors that should be considered in connection with such an investment.  See “Where You Can Find More Information.”

DESCRIPTION OF THE PLAN

The Plan was approved by our Board of Directors on April 26, 2011.   We have reserved 2,500,000 shares of Voting Common Stock and 300,000 shares of Non-Voting Common Stock for issuance and sale under the Plan pursuant to this prospectus supplement, plus an indeterminate number of additional shares as may become issuable as a result of stock splits, stock dividends or similar transactions.  The Plan is set forth below as a series of questions and answers explaining its significant aspects.

Purpose of the Plan and Advantages and Disadvantages of the Plan to Participants

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide participants with a simple and convenient method of reinvesting cash dividends paid on shares of our Voting Common Stock and Non-Voting Common Stock by buying additional shares of our Voting Common Stock (with dividends paid on our Voting Common Stock) and Non-Voting Common Stock (with dividends paid on our Non-Voting Common Stock). Also, the Plan provides us with a source of funds when the shares bought for participants are bought directly from us.

2.	What are some of the advantages of the Plan to participants?

 Advantages of the Plan to participants include:

•	No brokerage commissions are paid by participants in connection with any purchase of shares made under the Plan.

•
In the case of shares issued directly by us, the potential to purchase such shares at a discount of up to 5% of the closing price of our Voting Common Stock on the last trading day prior to the Investment Date (as defined in Question 13).  We expect to initially issue such shares at a 3% discount to that price, and we reserve the right to change or eliminate the discount at any time.  See Question 15.  It also is entirely within our discretion whether to utilize shares issued directly by us (which we may issue at a discount, as described above) or shares purchased by the Plan Administrator on the open market.  See Question 13.

•
All cash dividends paid on participants’ shares can be fully invested in additional shares of our Common Stock because the Plan permits fractional shares to be credited to Plan accounts.  Dividends on such fractional shares, as well as on whole shares, also will be reinvested in additional shares, which will be credited to Plan accounts.

•	Periodic statements reflecting all current activity, including share purchases and latest Plan account balances, simplify participants’ record keeping.

•
Unless requested by the participant, certificates for shares of Common Stock purchased through the Plan generally will not be issued.  As a result, participants need not worry about losing certificates or the expense of replacing certificates if they are lost.

3.	What are some of the disadvantages of the Plan to participants?

Disadvantages of the Plan to participants include:

•
Because the prices at which shares are purchased are determined as of specified dates or as of dates otherwise beyond your control, you may lose some advantages otherwise available to you in being able to select the timing of your investments. For example, because the price charged to you for shares purchased on the open market is the average price paid by the Plan Administrator to obtain shares for all participants who acquire shares through the Plan on the same day, you may pay a higher price for shares purchased under the Plan than for shares purchased on the investment date outside of the Plan.

•	We will not pay interest on funds we hold pending investment.

•
To sell your shares through a broker of your choice, you must first arrange to obtain a physical stock certificate from the Plan Administrator and have the certificate delivered to you, or ask the Plan Administrator to transfer shares held for you in the Plan directly to your broker. The Plan Administrator will promptly process your instructions, but you should leave ample time for preparation and receipt of your stock certificate if you decide to go that route.

•
Shares held in the Plan by the Plan Administrator are not covered by the customer protection provisions of the Securities Investor Protection Act of 1970 relating to customers of failed securities broker-dealer firms and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Plan Administration

4.	Who administers the Plan?

Registrar and Transfer Company, Cranford, New Jersey, the transfer agent for our Common Stock (referred to in this document as the “Plan Administrator”), administers the Plan by maintaining records, sending account statements to participants and performing other duties relating to the Plan.  Shares of Common Stock purchased under the Plan are registered in the name of the Plan Administrator’s nominee and are credited to the accounts of the participants in the Plan.  The Plan Administrator acts in the capacity as agent for participants in the Plan.  We may replace the Plan Administrator at any time within our sole discretion.

The Plan Administrator can be contacted at 10 Commerce Drive, P.O. Box 664, Cranford, New Jersey 07016, Attn:  Dividend Reinvestment Department, online at www.rtco.com, or by calling (800) 368-5948.

Participation

5.	Who is eligible to participate?

All holders of record of our Voting Common Stock or Non-Voting Common Stock are eligible to participate in the Plan.  Beneficial owners of shares of Common Stock whose shares are registered in names other than their own name may participate by requesting their bank, broker or other nominee to transfer their shares into their own name.  The right to participate in the Plan is not transferable to another person apart from a transfer of a Participant’s shares of Common Stock.  Stockholders who reside in jurisdictions in which it is unlawful for a stockholder to participate in the Plan are not eligible to participate in the Plan.

6.	How does an eligible stockholder participate?

All holders of record of our Voting Common Stock and Non-Voting Common Stock will be automatically enrolled in the Plan and will have all cash dividends paid on their shares reinvested in shares of Voting Common Stock and Non-Voting Common Stock unless they affirmatively opt-out of the Plan before being enrolled or sell or withdraw their shares from the Plan after being enrolled.  Stockholders of record who timely opt-out of the Plan before being enrolled or who timely withdraw their shares from the Plan after being enrolled will receive cash dividends paid on their shares in cash.

7.	How does a stockholder of record opt-out of the Plan?

Existing Stockholders of Record.  To opt-out of the Plan before being enrolled, a stockholder of record as of the record date for the first cash dividend payment after the adoption of the Plan (i.e., the first cash dividend paid after April 26, 2011) must have completed and signed an opt-out form and returned it to the Plan Administrator so that it is received by the Plan Administrator no later than the third business day before that record date.  (If, for example, that record date were June 10, 2011, then the opt-out form would be due by June 7, 2011.)  Otherwise, that stockholder will be automatically enrolled in the Plan and will remain enrolled in the Plan (and all cash dividends paid on his or her shares will be reinvested in accordance with the Plan) except to the extent the stockholder subsequently sells his or her shares held through the Plan (see Question 20) or withdraws his or her shares from the Plan (see Question 21).

New Stockholders of Record.  A person becoming a stockholder of record at any point after the record date for the first cash dividend payment following the adoption of the Plan must have completed and signed an opt-out form and returned it to the Plan Administrator no later than the third business day before the record date for the first cash dividend that the person is entitled to receive after becoming a stockholder of record.  Otherwise, that stockholder will be automatically enrolled in the Plan and will remain enrolled in the Plan (and all cash dividends paid on his or her shares will be reinvested in accordance with the Plan) except to the extent the stockholder subsequently sells his or her shares held through the Plan (see Question 20) or withdraws his or her shares from the Plan (see Question 21).

If not enclosed with this prospectus supplement, copies of the opt-out form may be obtained by writing to:  Registrar and Transfer Company, 10 Commerce Drive, P.O. Box 664, Cranford, New Jersey 07016, Attn:  Dividend Reinvestment Department, online at  www.rtco.com, or calling (800) 368-5948.

8.	Can a stockholder of record who opts-out of the plan or who withdraws all of his or her shares from the Plan subsequently re-enroll in the Plan?

Yes.  To re-enroll in the Plan, a stockholder of record who opts out of the Plan before being enrolled or who withdraws all of his or her shares after being enrolled must complete and sign a re- enrollment form and return it to the Plan Administrator.  Copies of the re-enrollment form may be obtained at any time by writing to:  Registrar and Transfer Company, 10 Commerce Drive, P.O. Box 664, Cranford, New Jersey 07016, Attn:  Dividend Reinvestment Department, online at  www.rtco.com, or calling (800) 368-5948.

If a re-enrollment form is received by the Plan Administrator no fewer than three (3) business days before the record date for a dividend payment, the reinvestment of dividends will begin with that dividend payment.  Otherwise, that dividend will be paid in cash but all future cash dividends payable with respect to the re-enrolled participant’s shares will be reinvested in accordance with the Plan.

9.	When will the reinvestment of dividends under the Plan begin?

It is expected that the reinvestment of dividends under the Plan will begin with the first cash dividend paid after the adoption of the Plan, which is expected to occur in early July 2011.

Typically, we pay a quarterly cash dividend near the beginning of January, April, July and October to stockholders of record as of the applicable record date, which is usually about three weeks prior to the dividend payment date, and we usually make a public announcement of the dividend about two to three weeks prior to the record date.  The Plan does not represent any change in our dividend policy, and the payment of dividends on our Common Stock is at the discretion of our Board of Directors.  There is no guarantee that we will pay dividends in the future.  The timing and amount of future dividends, if any, will depend on earnings, cash requirements, our financial condition, applicable government regulations and other factors deemed relevant by our Board of Directors.

10.	May a stockholder have dividends reinvested under the Plan with respect to less than all of the shares of Common Stock registered in the stockholder’s name?

No. Participants may only have dividends reinvested with respect to all of the shares of our Common Stock held in that stockholder’s name under the Plan.

11.	Does the Plan permit participants to make optional cash purchases of shares of Common Stock in addition to shares purchased through dividend reinvestments?

No.  The Plan currently does not permit participants to make optional cash purchases of Common Stock in addition to shares purchased through divided reinvestment.  Should we later decide to amend the Plan to make that option available, participants will be provided with another prospectus supplement containing details on that option.

12.	Do participants have a choice as to whether dividends paid on their shares of Common Stock held through the Plan will be used to purchase Voting Common Stock or Non-Voting Common Stock?

No. Dividends paid on shares of Voting Common Stock held through the Plan will be used to purchase additional shares of Voting Common Stock and dividends paid on shares of Non-Voting Common Stock held through the Plan will be used to purchase additional shares of Non-Voting Common Stock.

Purchases

13.	How will purchases me made?

At our sole discretion, shares of Common Stock sold through the Plan may be:

(i)	acquired by the Plan Administrator on the open market; and/or

(ii)	issued directly by us from authorized but unissued shares or from treasury shares.

Open market purchases under the Plan will be made during each calendar quarter on each “Investment Date,” which will be the first business day following a dividend payment date or as soon as practicable thereafter.  Purchases will be made at the direction of the Plan Administrator or its selected broker/dealer.  Such purchases will be made in accordance with applicable state and federal securities laws and regulations.  No interest or earnings will be paid by the Plan Administrator on dividend payments pending their investment in shares of Common Stock.

To the extent we fund the Plan with shares of our Common Stock issued directly by us from authorized but unissued shares or treasury shares, the dividends payable to participants may be retained by us as consideration for such shares.

In the event applicable law or the closing of securities markets requires temporary curtailment or suspension of open market purchases of shares of our Common Stock, the Plan Administrator is not accountable for its inability to make purchases at such time.  If shares of our Common Stock are not available for purchase for a period of longer than 30 days from the prior dividend payment date, the Plan Administrator will promptly mail to each participant a check in the amount of any unapplied funds in the participant’s account.

14.	How many shares of Common Stock will be purchased for participants?

The number of shares that will be purchased for each participant on any dividend payment date will depend on the amount of the participant’s cash dividend and the purchase price of shares of our Common Stock.  Each participant’s account will be credited with that number of shares (including fractional shares computed to four (4) decimal places) equal to the total amount to be invested, divided by the applicable purchase price (also computed to four (4) decimal places).

15.	What will be the price of shares of Common Stock purchased under the Plan?

In making purchases of shares of our Common Stock for a participant’s account associated with each Investment Date, the Plan Administrator will commingle the participant’s funds with those of other participants under the Plan.  With respect to shares purchased on the open market, the prices of shares of Common Stock purchased for participants under the Plan for each Investment Date will be equal to the average price of all shares of the Common Stock purchased on the Investment Date by the Plan Administrator on behalf of the Plan.  With respect to shares purchased directly from us, the price of such shares will be the closing price of our Common Stock (computed to four (4) decimal places) as reported on the NASDAQ Global Market (or such other exchange or quotation system on which our Common Stock is then listed or quoted) on the last trading day immediately preceding the applicable Investment Date; provided, however, that we may issue such shares at a discount of up to 5% of this price.  Initially, we intend to issue the shares purchased directly from us at a discount to this price of 3%, and we reserve the right to change or eliminate the discount at any time.

Until such time as there is an established trading market for our Non-Voting Common Stock, it is expected that all shares of Non-Voting Common Stock sold through the Plan will be purchased directly from us at the same price as shares of Voting Common Stock purchased directly from us (including any discount as described in the immediately preceding paragraph).

Cost to Participants

16.	Are there any expenses to participants in connection with purchases under the Plan?

As a general matter no.  Participants will make purchases of shares of Common Stock under the Plan without the payment of brokerage commissions, and we will pay all fees in connection with purchases of shares of our Common Stock under the Plan.  There are no service charges to participants in connection with purchases of shares of Common Stock under the Plan.  All costs of administration of the Plan are paid by us.

However, there will be a $10 fee if a participant requests to withdraw from the Plan.  A certificate will be issued for all whole shares and a check will be issued for the cash payment to be made for any fraction of a share.  In addition, if a participant requests the Plan Administrator to sell his or her shares in the event of his or her withdrawal from the Plan, the participant will pay the applicable brokerage commission associated with the sale of such shares, any required transfer tax, and applicable service charges.  There is also a $15 fee to sell shares under the Plan (see Questions 20 and 21 below).

Reports to Participants

17.	How will participants be advised of their purchases of shares of Common Stock?

As soon practicable after each purchase, each participant will receive an account statement from the Plan Administrator.  These statements are the participant’s continuing record of the purchase price of the shares acquired and the number of shares acquired, and should be retained for tax purposes.  Participants also will receive, from time to time, communications sent to all record holders of shares of our Common Stock.

Stock Certificates

18.	Will stock certificates be issued for shares of Common Stock purchased?

The Plan Administrator will hold all shares of Common Stock purchased under the Plan in the name of its nominee.  Normally, certificates for shares of Common Stock purchased under the Plan will not be issued to participants, and such shares will be in book-entry form.  The number of shares credited to an account under the Plan will be shown on the participant’s account statement.

The participant may receive certificates for whole shares accumulated in his or her account under the Plan by sending a written request to the Plan Administrator.  Participants may request periodic issuance of certificates for all full shares in the account.  When certificates are issued to the participant, future dividends on such shares will be reinvested in additional shares of Common Stock.  Any undistributed shares will continue to be reflected in the participant’s account.  No certificates representing fractional shares will be issued.

19.	May shares in a Plan account be pledged or assigned?

No.  Shares of Common Stock credited to the account of a Plan participant may not be pledged or assigned.  A participant who wishes to pledge or assign such shares must request that a certificate for such shares be issued in his or her name.

Sale of Shares from the Plan

20.	How does a participant sell shares from the Plan?

A participant may request that any and all of the shares of Voting Common Stock credited to his or her account be sold by the Plan Administrator.  If such a sale is requested, the sale will be made for the account of the participant by the Plan Administrator’s broker within ten days after the receipt of the request at the prevailing market price at the time of such sale.  Within ten business days after the sale, the participant will receive from the Plan Administrator a check for the proceeds of the sale less the $15 liquidation fee, any applicable brokerage commission and any transfer tax.  The signature on any request for sales of $10,000 or higher must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfers Agents’ Medallion Program.

Neither First PacTrust Bancorp nor any participant in the Plan has the authority or power to control the timing or pricing of shares sold or the selection of the broker making the sales.  Therefore, you will not be able to precisely time your sales through the Plan, and you will bear the market risk associated with fluctuations in the price of our shares. Accordingly, if you send in a request to sell shares, it is possible that the market value of your shares could go down or up before the broker sells them.

Until such time as there is an established trading market for our Non-Voting Common Stock, participants holding shares of Non-Voting Common Stock through the Plan will be unable to request the Plan Administrator to sell those shares.  A participant seeking to dispose of shares of Non-Voting Common Stock held through the Plan will have to follow the procedures for withdrawing from the Plan described in the first paragraph of Question 21.

If a participant chooses to sell all of the shares held for the participant in the Plan, the participant’s participation in the Plan will be automatically terminated and will remain terminated unless and until the participant decides to re-enroll in the Plan using other shares of our Common Stock held by the Participant (see Question 8).

Withdrawals From The Plan

21.	How does a participant withdraw from the Plan?

A participant may withdraw all or a portion of the participant’s shares from the Plan at any time by sending a written withdrawal notice to the Plan Administrator and including payment of the $10.00 withdrawal fee.  Notice received fewer than three (3) business days prior to a particular dividend record date will be effective following the payment date of such dividend (see Question 4 for full name and address of Plan Administrator).  When a participant withdraws from the Plan, certificates for the number of whole shares credited to the participant’s account under the Plan that are withdrawn will be issued and a cash payment will be made for any fraction of a share.  The amount of the cash payment will be based on the closing price of our Voting Common Stock on the date on which the withdrawal is processed by the Plan Administrator.  Until such time as there is an established trading market for our Non-Voting Common Stock, the closing price of our Voting Common Stock on the date on which the withdrawal is processed by the Plan Administrator will be deemed to be the closing price of our Non-Voting Common Stock for this purpose.

In connection with withdrawal from the Plan, the participant also may request that some or all of the shares credited to his or her account be sold by the Plan Administrator as described in Question 20.

If a participant opts to withdraw all of the shares held for the participant in the Plan, the participant’s participation in the Plan will be automatically terminated and will remain terminated unless and until the participant decides to re-enroll in the Plan (see Question 8).

Additional Services

22.	Safekeeping of Shares

As an additional service to Plan participants, you may deposit certificates for shares of our Common Stock held by you with the Plan Administrator for safekeeping.  If you wish to use this service, you should send your stock certificates to the Plan Administrator at the address set forth in Question 4.  A service fee of $5 is charged by the Plan Administrator for each deposit of one or more certificates.

A personal check for $5, drawn from a U.S. bank in U.S. currency, made payable to Registrar and Transfer Company must accompany the request.  Delivery of certificates is at your risk and, for delivery by mail, insured registered mail with return receipt requested is recommended.  The receipt of any shares delivered for safekeeping will be shown on your account statement. Participating stockholders may withdraw their shares from the Plan Administrator’s custody at any time by requesting in writing that a certificate be issued for some or all of the full shares held by it.

Other Information

23.	What happens if we issue a stock dividend or declare a stock split?

Any shares representing stock dividends or stock splits distributed by us on shares credited to the account of a participant under the Plan will be added to the participant’s account.  Shares representing stock dividends or split shares distributed on shares registered in the name of the participant will be mailed directly to such participant in the same manner as to stockholders who are not participating in the Plan.

24.	How will participant’s shares held under the Plan be voted at meetings of stockholders?

Shares of Voting Common Stock credited to the account of a participant under the Plan (other than fractional shares) will be automatically added to the shares covered by the proxy sent to the stockholder with respect to his or her other shares of Voting Common Stock held as of the voting record date for the meeting and may be voted by such holder pursuant to such proxy.  The Plan Administrator will forward any proxy solicitation materials relating to the shares of our Voting Common Stock held by the Plan to the participating stockholder.  A participant also may vote his or her shares of Voting Common Stock in person at the meeting.

25.	What are the federal income tax consequences of participation in the Plan?

The following is a brief summary of certain federal income tax considerations of participation in the Plan. This summary is for general information only and does not constitute tax advice. The information in this section is based on the Internal Revenue Code of 1986, as amended (the “Code”), regulations of the U.S. Department of the Treasury (“Treasury Department”) promulgated thereunder, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”) and court decisions, all as of the date of this prospectus supplement. Future legislation, Treasury Department regulations, administrative interpretations and practices or court decisions could significantly change the current law or adversely affect existing interpretations of current law. Any change could apply retroactively to transactions preceding the date of the change.

This discussion is limited to U.S. federal income tax considerations and does not address issues of state, local or foreign law. It does not purport to deal with all aspects of taxation that may be relevant to you in light of your personal investment circumstances or if you are a type of investor who is subject to special treatment under the federal income tax laws (including insurance companies, partnerships, tax-exempt organizations, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States).

If you purchase shares of Common Stock from us with reinvested dividends, you will be treated as having received a taxable dividend in an amount equal to the fair market value of the shares of Common Stock credited to your account on the date the cash dividend is paid. If shares of Common Stock (including fractional shares) are purchased in open-market transactions, you will be treated as having received a dividend equal to the amount of cash dividend used to make those purchases, plus the amount of any brokerage commissions, service charges or other fees paid by us in connection with those purchases.  If shares of Common Stock are acquired under the Plan at a discount, then the dividend amount will include the discount, if any, on reinvestment provided for by the Plan.

Generally, under current federal income tax law, taxable dividend income is taxed as net capital gain.  Some exceptions apply to this rule. This tax treatment is scheduled to end for taxable dividend income paid after 2012.  Under present law, after 2012, taxable dividend income will be taxed at the same rates that apply to other ordinary income.

The tax basis of shares of Common Stock purchased with reinvested dividends generally will be the amount of such dividend you are treated as receiving, as described above.

The holding period for shares of Common Stock purchased with reinvested dividends will begin on the day following the date the shares of Common Stock are purchased.

You will not recognize any taxable income if certificates are issued to you for shares of Common Stock credited to your account, regardless of whether the certificates are issued upon your request or upon your withdrawal from or termination of the Plan.

You may realize gain or loss when shares of Common Stock are sold or exchanged, whether the sale or exchange is made at your request upon withdrawal from the Plan or takes place after the termination of the Plan and, in the case of a fractional share, when you receive a cash payment for a fraction of a share of Common Stock credited to your account. Assuming that shares have been held as capital assets, such gain or loss will be capital in nature. The amount of the capital gain or loss will be the difference between the amount that you receive for the shares of Common Stock (including fractional shares) and your tax basis in such shares or fraction thereof. Capital gains of individuals derived with respect to capital assets held for more than one year are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.   Capital losses that may not be deducted in a year generally can be carried over and used in succeeding tax years.

Under certain circumstances described below, we or the Plan Administrator may be required to deduct backup withholding on dividends paid to a participant, regardless of whether those dividends are reinvested. Similarly, the Plan Administrator may be required to deduct backup withholding from the proceeds of sales of Common Stock held in a Plan account. A participant will be subject to backup withholding if: (1) the participant has failed to properly furnish us and the Plan Administrator with its taxpayer identification number; (2) the IRS notifies us or the Plan Administrator that the identification number furnished by the participant is incorrect; (3) the IRS notifies us or the Plan Administrator that backup withholding should be commenced because the participant has failed to properly report dividends paid to it; or (4) when required to do so, the participant has failed to certify, under penalties of perjury, that the participant is not subject to backup withholding. Backup withholding amounts will be withheld from dividends before those dividends are reinvested under the Plan. Therefore, only this reduced amount will be reinvested in Plan shares.  Withheld amounts will be includible in income as a taxable dividend.

The Plan Administrator will report to you the amount of any dividends credited to your account as well as any brokerage commissions, service charges or other fees paid by us on your behalf. The administrator also will report to you any amounts that are withheld under the backup withholding rules described above. Such information will also be furnished to the IRS to the extent required by law.

The income tax consequences for participants who do not reside in the United States will vary from jurisdiction to jurisdiction. In the case of a foreign stockholder whose dividends are subject to United States income tax withholding, the amount of the tax required to be withheld will be deducted from the amount of dividends to determine the amount of dividends to reinvest.

You should consult your own tax advisor to determine the particular tax consequences that may result from your participation in the Plan and the subsequent disposition by you of shares purchased under the Plan.

26.	What are the responsibilities of First PacTrust Bancorp and the Plan Administrator under the Plan?

First PacTrust Bancorp, and the Plan Administrator in administering the Plan, will not be liable for any act done in good faith or for the good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon the participant’s death or judicially declared incompetence or with respect to the prices at which shares are purchased for the participant’s account, and the times that such purchases are made, with respect to any loss or fluctuation in the market value after the purchase of shares or with respect to any sales of shares made under the Plan on behalf of the participant.

27.	Who bears the risk of market price fluctuations in the shares of our Common Stock?

A participant’s investment in shares acquired under the Plan is no different from direct investment in shares of our Common Stock.  The participant bears the risk of loss and realizes the benefits of any gain from market price changes with respect to all such shares held in the Plan, or otherwise.  Neither First PacTrust Bancorp nor the Plan Administrator makes any representations with respect to the future value of the shares purchased under the Plan.  The participant should recognize that First PacTrust Bancorp, the Plan Administrator and related parties cannot assure the participant of realizing any profits or protect the participant against a loss related to investment in the shares of our Common Stock through the Plan.   The shares of Common Stock purchased in accordance with the Plan do not constitute savings accounts or deposits issued by a savings institution or bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

28.	May the Plan be changed or discontinued?

We reserve the right to suspend, modify or terminate the Plan at any time and to interpret and regulate the plan as we deem necessary or desirable.  Participants will receive notification of any such suspension, material modification or termination.  We and the Plan Administrator also reserve the right to change any administrative procedures of the Plan (including fees and expenses) at any time without notice to participants, and any such changes shall not be deemed material modifications to the Plan.

First PacTrust Bancorp or the Plan Administrator may terminate a stockholder’s individual participation in the Plan at any time by written notice to the stockholder.  In such event, the Plan Administrator will request instructions from the participant for disposition of the shares in his or her account.  If the Plan Administrator does not receive instructions from the participant, it will send the participant a certificate for the number of whole shares held for the participant under the Plan and a check for any fractional share, in the same manner as a participant withdrawal from the Plan as described in Question 21.

USE OF PROCEEDS

To the extent shares of our Common Stock used to fund the Plan are purchased on the open market, there will be no proceeds to us from the purchase of those shares.  The net proceeds to us from the sale of newly issued shares of Common Stock (whether from authorized but unissued shares or from treasury shares) issued under the Plan will be used for general corporate purposes.  The precise amounts and timing of the application of net proceeds will depend upon our funding requirements and availability of other funds.

DESCRIPTION OF CAPITAL STOCK

A description of certain of the terms and provisions of our capital stock, our charter and bylaws and Maryland law that could affect the holders of our Common Stock is set forth in the accompanying prospectus under “Description of Common Stock and Preferred Stock.”  Subsequent to the date of the accompanying prospectus, we took several actions that affect the information set forth in that section of the accompanying prospectus.  In December 2010, we redeemed all of the outstanding shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, issued to the U.S. Department of the Treasury pursuant to the TARP Capital Purchase Program, and none of those shares remain outstanding.  In January 2011, we repurchased the warrant issued to the U.S. Treasury pursuant to the TARP Capital Purchase Program.  In March 2011, we amended our charter to increase the number of shares of Common Stock we are authorized to issue from 20,000,000 to 200,000,000 and the number of shares of preferred stock we are authorized to issue from 5,000,000 to 50,000,000.  In connection with the adoption of the Plan, our Board of Directors approved the designation of an additional 300,000 of the authorized shares of our Common Stock as Non-Voting Common Stock, bringing the total of the number of shares so classified to 3,136,156.

LEGAL MATTERS

The legality of issuance of the shares of Common Stock offered hereby has been passed upon for us by Silver, Freedman & Taff, L.L.P., Washington, D.C.

EXPERTS

The consolidated financial statements of First PacTrust Bancorp, Inc. as of December 31, 2010 and 2009 and for each of the years in the three year period ended December 31, 2010 have been incorporated by reference herein in reliance upon the report of Crowe Horwath LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any reports, proxy statements or other information that we file with the SEC at its Public Reference Room at 100 F Street, NE, Room 1580, Washington, DC.  You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330.  Our public filings are also available on the Internet site maintained by the SEC (www.sec.gov).

The SEC allows us to “incorporate by reference” information into this prospectus supplement.  This means that we can disclose important information to you by referring you to another document filed separately with the SEC.  When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

This prospectus supplement incorporates by reference the documents listed below that we have filed with the SEC (excluding any portion of these documents that has been furnished to and deemed not to be filed with the SEC):

Report(s)		Period(s) of Report(s) or Date(s) Filed
•	Annual Report on Form 10-K (including the portions of our definitive proxy statement on Schedule 14A filed on April 25, 2011 and incorporated therein by reference)	For the year ended December 31, 2010

•	Quarterly Reports on Form 10-Q	For the quarter ended March 31, 2011

•	Current Reports on Form 8-K	Filed on January 5, 2011, January 27, 2011, February 24, 2011, February 25, 2011, February 28, 2011, March 4, 2011, March 23, 2011, May 2, 2011, May 3, 2011 and May 10, 2011

We also incorporate by reference any future documents we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any document or portion thereof that has been furnished to and deemed not to be filed with the SEC.  In addition, we incorporate by reference the description of our common stock contained in the Registration Statement on Form 8-A that we filed with the SEC on May 8, 2002, and any amendment or report filed with the SEC for the purpose of updating that description.

These documents are available without charge to you on the Internet at www.firstpactrustbancorp.com or if you call or write to: Investor Relations, First PacTrust Bancorp, Inc., 610 Bay Boulevard, Chula Vista, California  91910, telephone: (619) 691-1519.  The reference to our website is not intended to be an active link and the information on our website is not, and you must not consider the information to be, a part of this prospectus supplement.

PROSPECTUS

$250,000,000

FIRST PACTRUST BANCORP, INC.

Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Purchase Contracts
Warrants
Rights
Units

We may offer and sell from time to time, in one or more series, our debt securities, which may consist of notes, debentures, or other evidences of indebtedness, shares of our common stock or preferred stock, depositary shares, purchase contracts, warrants, rights and units comprised of two or more of these securities in any combination. The debt securities and preferred stock may be convertible into or exchangeable for other securities of ours. This prospectus provides you with a general description of these securities. Each time we offer any securities pursuant to this prospectus, we will provide you with a prospectus supplement, and, if necessary, a pricing supplement, that will describe the specific amounts, prices and terms of the securities being offered. These supplements may also add, update or change information contained in this prospectus. To understand the terms of the securities offered, you should carefully read this prospectus with the applicable supplements, which together provide the specific terms of the securities we are offering.

Our voting common stock is traded on the NASDAQ Global Market under the symbol “FPTB.”

Investing in our securities involves risks.  See the section entitled “Risk Factors” contained on page 10 of this prospectus and in the applicable prospectus supplement.

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus or the accompanying prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 23, 2010

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT

We may provide information to you about the securities we are offering in three separate documents that progressively provide more detail:

•	this prospectus, which provides general information, some of which may not apply to your securities;

•	the accompanying prospectus supplement, which describes the terms of the securities, some of which may not apply to your securities; and

•	if necessary, a pricing supplement, which describes the specific terms of your securities.

If the terms of your securities vary among the pricing supplement, the prospectus supplement and the accompanying prospectus, you should rely on the information in the following order of priority:

•	the pricing supplement, if any;

•	the prospectus supplement; and

•	the prospectus.

We include cross-references in this prospectus and the accompanying prospectus supplement to captions in these materials where you can find further related discussions. The following table of contents and the table of contents included in the accompanying prospectus supplement provide the pages on which these captions are located.

Unless indicated in the applicable prospectus supplement, we have not taken any action that would permit us to publicly sell these securities in any jurisdiction outside the United States. If you are an investor outside the United States, you should inform yourself about and comply with any restrictions as to the offering of the securities and the distribution of this prospectus.

TABLE OF CONTENTS

Page
IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT	2
ABOUT THIS PROSPECTUS	4
WHERE YOU CAN FIND MORE INFORMATION	4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	6
PROSPECTUS SUMMARY	8
RISK FACTORS	10
FIRST PACTRUST BANCORP, INC.	10
CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENT	10
USE OF PROCEEDS	11
REGULATION AND SUPERVISION	11
DESCRIPTION OF DEBT SECURITIES	12
DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK	21
DESCRIPTION OF DEPOSITARY SHARES	30
DESCRIPTION OF PURCHASE CONTRACTS	32
DESCRIPTION OF WARRANTS	33
DESCRIPTION OF RIGHTS	35
DESCRIPTION OF UNITS	35
DESCRIPTION OF GLOBAL SECURITIES	36
PLAN OF DISTRIBUTION	37
LEGAL MATTERS	38
EXPERTS	38

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “SEC,” utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time offer and sell the securities described in this prospectus in one or more offerings, up to a total dollar amount for all offerings of $250,000,000. This prospectus provides you with a general description of the securities covered by it. Each time we offer these securities, we will provide a prospectus supplement that will contain specific information about the terms of the offer and include a discussion of any risk factors or other special considerations that apply to the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and any pricing supplement together with the additional information described under the heading “Where You Can Find More Information.”

All references in this prospectus to “we,” “us,” “our” or similar references mean First PacTrust Bancorp, Inc. and its consolidated subsidiaries and all references in this prospectus to “First PacTrust Bancorp” mean First PacTrust Bancorp, Inc. excluding its subsidiaries, in each case unless otherwise expressly stated or the context otherwise requires.  When we refer to “Pacific Trust Bank” in this prospectus, we mean our subsidiary, Pacific Trust Bank, which is a federal savings bank.  We sometimes refer to Pacific Trust Bank as the “Bank.”

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act of 1933, or the “Securities Act,” that registers the offer and sale of the securities that we may offer under this prospectus. The registration statement, including the attached exhibits and schedules included or incorporated by reference in the registration statement, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, or the “Exchange Act.”

You may read and copy this information at the Public Reference Room of the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  You may also obtain copies of this information by mail from the Public Reference Room at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers like us who file electronically with the SEC. The address of that site is:

http://www.sec.gov

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (excluding any portion of these documents that has been furnished to and deemed not to be filed with the SEC).

Report(s)		Period(s) of Report(s) or Date(s) Filed
•	Annual Report on Form 10-K (including the portions of our definitive proxy statement on Schedule 14A filed on March 22, 2010 and incorporated therein by reference)	For the year ended December 31, 2009

•	Quarterly Reports on Form 10-Q	For the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010

•	Current Reports on Form 8-K
Filed on February 10, 2010, February 24, 2010, April 8, 2010, April 23, 2010, May 26, 2010, July 27, 2010, September 1, 2010, October 26, 2010, October 28, 2010, November 1, 2010, November 3, 2010 (as amended on Form 8-K/A filed on November 16, 2010), November 4, 2010 (as amended on Form 8-K/A filed on November 4, 2010), November 5, 2010 and November 19, 2010

This prospectus also incorporates by reference the description of our common stock set forth in the Registration Statement on Form 8-A filed on May 8, 2002, and any amendment or report filed with the SEC for the purpose of updating such description.

In addition, we incorporate by reference all future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of our initial registration statement relating to the securities until the completion of the offering of the securities covered by this prospectus or until we terminate this offering. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than current reports furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.

The information incorporated by reference contains information about us and our business, financial condition and results of operations and is an important part of this prospectus.

You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC’s Internet world wide web site at www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in those documents. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

First PacTrust Bancorp, Inc.
Attention: Investor Relations
610 Bay Boulevard
Chula Vista, California 91910
(619) 691-1519

In addition, we maintain a corporate website, www.firstpactrustbancorp.com. We make available, through our website (by clicking “About Us” and then “Investor Relations Information”), our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into this prospectus.

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the applicable prospectus supplements and the other documents we incorporate by reference in this prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.” These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the forward-looking statements, including:

•	continuation or worsening of current recessionary conditions, as well as continued turmoil in the financial markets;

•	our ability to implement our acquisition strategy and the applicability of the Federal Deposit Insurance Corporation (“FDIC”) Statement of Policy on Qualifications for Failed Bank Acquisitions to us;

•
the credit risks of lending activities, which may be affected by further deterioration in the real estate market, may lead to increased loan delinquencies, losses and nonperforming assets in our loan portfolios, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves;

•	changes in general economic conditions, either nationally or in our market areas;

•	changes in the levels of general interest rates, and the relative differences between short- and long-term interest rates, deposit interest rates, our net interest margin and funding sources;

•	fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in commercial and residential real estate values in our market area;

•
results of examinations of us by the Office of Thrift Supervision (the “OTS”) or by other regulatory authorities, including our compliance with the memorandum of understanding to which we are currently subject and the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses, write-down asset values, increase our capital levels, or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings;

•	legislative or regulatory changes that adversely affect our business, including changes in the interpretation of regulatory capital or other rules;

•	our ability to control operating costs and expenses;

•
our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any related goodwill charges;

•	staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges;

•	errors in our estimates in determining fair value of certain of our assets, which may result in significant declines in valuation;

•	the network and computer systems on which we depend could fail or experience a security breach;

•	our ability to attract and retain key members of our senior management team;

•	costs and effects of litigation, including settlements and judgments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	adverse changes in the securities markets;

•	earthquake, fire or other natural disasters affecting the condition of real estate collateral;

•	the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions;

•	inability of key third-party providers to perform their obligations to us;

•
changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board or their application to our business or final audit adjustments, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods;

•	war or terrorist activities; and

•
other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described elsewhere in this prospectus, the accompanying prospectus supplement and the incorporated documents.

Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control.

Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or the accompanying prospectus supplement or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus, the accompanying prospectus supplement or the incorporated documents might not occur, and you should not put undue reliance on any forward-looking statements.

PROSPECTUS SUMMARY

This summary provides a general description of the securities we may offer. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of us and the terms of the securities we will offer, you should read carefully this entire prospectus, including the “Risk Factors” section, the applicable prospectus supplement for the securities and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information into this prospectus by reference.

The Securities We May Offer

We may use this prospectus to offer securities in an aggregate amount of up to $250,000,000 in one or more offerings. A prospectus supplement, which we will provide each time we offer securities, will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities in addition to those described in the “Risk Factors” section of this prospectus. We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

Debt Securities

Our debt securities may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of the debt securities.

Common Stock

We may sell our common stock, par value $0.01 per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Preferred Stock; Depositary Shares

We may sell shares of our preferred stock in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the stated value of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Purchase Contracts

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of: our debt securities, preferred stock, depositary shares or common stock;

securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the foregoing; currencies; or commodities. The price of our debt securities or price per share of common stock, preferred stock or depositary shares, or the price of the other securities, currencies or commodities that are the subject of the contract, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

Warrants

We may sell warrants to purchase our debt securities, shares of preferred stock or shares of our common stock. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

Rights

We may distribute rights to the holders of our common stock or other securities to purchase a specified number of shares of our common stock or other securities that the holder owns as of record date set by our board of directors.  In a prospectus supplement, we will inform you of the exercise price and other specific terms of the rights.

Units

We may sell any combination of one or more of the other securities described in this prospectus, together as units. In a prospectus supplement, we will describe the particular combination of securities constituting any units and any other specific terms of the units.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances.  In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware of focused on or that management deems immaterial.  Our business, financial condition or results or operations could be materially adversely affected by any of these risks.  The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

FIRST PACTRUST BANCORP, INC.

First PacTrust Bancorp, Inc. is a savings and loan holding company incorporated in the State of Maryland. We are primarily engaged in the business of planning, directing and coordinating the business activities of our wholly owned subsidiary, Pacific Trust Bank, a federal savings bank. We are a community-oriented financial institution offering a variety of financial services to meet the needs of the communities we serve. We are headquartered in Chula Vista, California, a suburb of San Diego, California, and currently have nine banking offices primarily serving San Diego and Riverside Counties in California.  We recently announced our agreement to acquire a bank branch building in La Jolla, California from the FDIC, which we expect to open in the first quarter of 2011, subject to regulatory approval.

Our principal business consists of attracting retail deposits from the general public and investing these funds primarily in permanent loans secured by first mortgages on owner-occupied, one-to four- family residences and a variety of consumer loans. We also originate loans secured by multi-family and commercial real estate and, to a limited extent, commercial business loans. First PacTrust Bancorp is currently subject to regulation by the OTS and the Bank is subject to regulation by the OTS and the FDIC.  As a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), on July 21, 2011 (unless extended for up to six months), the responsibility and authority of the OTS to regulate savings and loan holding companies, including First PacTrust Bancorp, will be transferred to the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the responsibility and authority of the OTS to regulate federal savings banks, including Pacific Trust Bank, will be transferred to the Office of the Comptroller of the Currency (the “OCC”).

As of September 30, 2010, we had total consolidated assets of $862.7 million, total net loans of $689.1 million, total deposits of $684.8 million and total stockholders’ equity of $98.9 million.  On November 1, 2010, we substantially increased our stockholders’ equity by selling shares of common stock in a private placement to select institutional and other accredited investors, providing us with aggregate gross proceeds of $60.0 million.  The primary purpose of the private placement was to enable us to repurchase all of the $19.3 million of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”), that we issued to the U.S. Department of the Treasury (the “U.S. Treasury”) on November 21, 2008 pursuant to the TARP Capital Purchase Program and to pursue organic growth and strategic opportunities in our target markets, including acquisitions.  Subject to approval of the U.S. Treasury and the OTS, we expect to complete the repurchase of the Series A Preferred Stock in the fourth quarter of 2010 and also plan to negotiate with the U.S. Treasury for the repurchase of the ten-year warrant to purchase 280,795 shares of Common Stock at an exercise price of $10.31 per share that we issued to the U.S. Treasury on November 21, 2008.

Our common stock is traded on the NASDAQ Global Market under the ticker symbol “FPTB.” Our principal executive offices are located at 610 Bay Boulevard, Chula Vista, California 91910. Our telephone number is (619) 691-1519.

Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” on page 4 of this prospectus.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENT

Our historical consolidated ratios of earnings to fixed charges and preferred stock dividend requirement for the periods indicated, both including and excluding interest on deposits, are set forth in the table below.  The ratio of earnings to fixed charges and preferred stock dividend requirement is computed by dividing (i) income from continuing operations before income taxes and fixed charges by (ii) the sum of total fixed charges and (pre-tax) preferred stock dividend requirement. For purposes of computing these ratios, fixed charges excluding interest on deposits represents interest expense on Federal Home Loan Bank advances and other borrowed funds and fixed charges including interest on deposits represents all interest expense.

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005

Ratio of Earnings to Fixed Charges and Preferred Stock Dividend Requirement

Excluding interest on deposits	1.81x	0.77x	0.47x	0.63x	1.68x	1.95x	2.56x

Including interest on deposits	1.22x	0.93x	0.84x	0.91x	1.12x	1.26x	1.44x

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the prospectus supplement relating to a specific issue of securities. Our general corporate purposes may include, without limitation, financing acquisitions, repurchasing our securities, extending credit to, or funding investments in, our subsidiaries and repaying, reducing or refinancing indebtedness.

The precise amounts and the timing of our use of the net proceeds will depend upon market conditions, our subsidiaries’ funding requirements, the availability of other funds and other factors. Until we use the net proceeds from the sale of any of our securities for general corporate purposes, we expect to use the net proceeds to reduce our indebtedness or for temporary investments. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our corporate strategies, to fund our subsidiaries, to finance acquisitions or otherwise.

REGULATION AND SUPERVISION

Our principal subsidiary, Pacific Trust Bank, is a federally-chartered stock savings bank and is currently subject to regulation and supervision by the OTS and by the FDIC. As the holding company for First Federal, we are a savings and loan holding company currently subject to regulation and supervision by the OTS.  As noted above, a result of the Dodd-Frank Act, on July 21, 2011 (unless extended for up to six months), the Bank’s primary regulatory authority will change from the OTS to the OCC and First PacTrust Bancorp’s regulatory authority will change from the OTS to the Federal Reserve Board.

Dividends, loans and advances from Pacific Trust Bank are restricted by certain laws and regulations.  The FDIC and the OTS can limit the Bank’s payment of dividends based on, among other factors, the maintenance of adequate capital.

In addition, there are various statutory and regulatory limitations on the extent to which the Bank can finance First PacTrust Bancorp or otherwise transfer funds or assets to First PacTrust Bancorp, whether in the form of loans, extensions of credit, investments or asset purchases. These extensions of credit and other transactions involving the Bank and First PacTrust Bancorp are limited in amount to 10% of the Bank’s capital and surplus and, with respect to First PacTrust Bancorp and any nonbanking subsidiaries, to an aggregate of 20% of the Bank’s capital and surplus. Furthermore, loans and extensions of credit are required to be secured in specified amounts and are required to be on terms and conditions consistent with safe and sound banking practices.

For a discussion of the material elements of the regulatory framework currently applicable to savings and loan holding companies and their subsidiaries, and specific information relevant to us, you should refer to our most recent Annual Report on Form 10-K and the subsequent quarterly and current reports filed by us with the SEC pursuant to the Exchange Act, which are incorporated by reference in this prospectus.  As described in these reports, the recently enacted Dodd-Frank Act will result in certain changes to the regulation of savings and loan holding companies and their subsidiairies. This regulatory framework is intended primarily for the protection of depositors and the deposit insurance funds rather than for the protection of security holders.

Changes to the laws and regulations applicable to us or our subsidiaries can affect the operating environment of savings and loan holding companies and their subsidiaries in substantial and unpredictable ways. We cannot accurately predict whether those changes in laws and regulations will occur, and, if those changes occur, the ultimate effect they would have upon our or our subsidiaries’ financial condition or results of operations.

DESCRIPTION OF DEBT SECURITIES

We may issue senior debt securities or subordinated debt securities. Senior debt securities will be issued under an indenture, referred to as the “senior indenture,” between us and a senior indenture trustee to be named in the applicable prospectus supplement. Subordinated debt securities will be issued under a separate indenture, referred to as the “subordinated indenture,” between us and a subordinated indenture trustee to be named in the applicable prospectus supplement. The senior indenture and the subordinated indenture are sometimes collectively referred to in this prospectus as the “indentures.” The indentures will be subject to and governed by the Trust Indenture Act of 1939. A copy of the form of each of these indentures is included as an exhibit to the registration statement of which this prospectus is a part.

The following briefly describes the general terms and provisions of the debt securities which may be offered and the indentures governing them. The particular terms of the debt securities offered, and the extent, if any, to which these general provisions may apply to the debt securities so offered, will be described in a prospectus supplement relating to those securities. The following descriptions of the indentures are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the respective indentures.

General

The indentures permit us to issue the debt securities from time to time, without limitation as to aggregate principal amount, and in one or more series. The indentures also do not limit or otherwise restrict the amount of other indebtedness which we may incur or other securities which we or our subsidiaries may issue, including indebtedness which may rank senior to the debt securities. Nothing in the subordinated indenture prohibits the issuance of securities representing subordinated indebtedness that is senior or junior to the subordinated debt securities.

Unless we give you different information in the prospectus supplement, the senior debt securities will be unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Payments on the subordinated debt securities will be subordinated to the prior payment in full of all of our senior indebtedness, as described under “Description of Debt Securities—Subordination” and in the applicable prospectus supplement.

We may issue debt securities if the conditions contained in the applicable indenture are satisfied. These conditions include the adoption of resolutions by our board of directors that establish the terms of the debt securities being issued. Any resolution approving the issuance of any issue of debt securities will include the terms of that issue of debt securities, which may include:

•	the title and series designation;

•	the aggregate principal amount and the limit, if any, on the aggregate principal amount or initial issue price of the debt securities which may be issued under the applicable indenture;

•	the principal amount payable, whether at maturity or upon earlier acceleration;

•
whether the principal amount payable will be determined with reference to an index, formula or other method which may be based on one or more currencies, currency units, composite currencies, commodities, equity indices or other indices;

•	whether the debt securities will be issued as original issue discount securities (as defined below);

•	the date or dates on which the principal of the debt securities is payable;

•	any fixed or variable interest rate or rates per annum or the method or formula for determining an interest rate;

•	the date from which any interest will accrue;

•	any interest payment dates;

•	whether the debt securities are senior or subordinated, and if subordinated, the terms of the subordination;

•	the price or prices at which the debt securities will be issued, which may be expressed as a percentage of the aggregate principal amount of those debt securities;

•	the stated maturity date;

•	whether the debt securities are to be issued in global form;

•	any sinking fund requirements;

•	any provisions for redemption, the redemption price and any remarketing arrangements;

•	the denominations of the securities or series of securities;

•	whether the debt securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

•	any restrictions on the offer, sale and delivery of the debt securities;

•	the place or places where payments or deliveries on the debt securities will be made and may be presented for registration of transfer or exchange;

•	whether any of the debt securities will be subject to defeasance in advance of the date for redemption or the stated maturity date;

•
the terms, if any, upon which the debt securities are convertible into other securities of ours or another issuer and the terms and conditions upon which any conversion will be effected, including the initial conversion price or rate, the conversion period and any other provisions in addition to or instead of those described in this prospectus;

•	a description of any documents or certificates that must be received prior to the issuance of any definitive securities;

•
whether and under what circumstances additional amounts will be paid to non-U.S. citizens in connection with any tax, assessment or governmental charge and whether securities may be redeemed in lieu of paying such additional fees;

•	the identity of each security registrar or paying agent (if other than trustee);

•	any provisions granting special rights to securities holders upon the occurrence of specified events;

•	any deletions from, modifications of, or additions to any default events or covenants set forth in the form of indenture;

•	the portion of the principal amount payable upon the declaration of acceleration of the maturity of any securities;

•	the date any bearer securities of or within the series and any temporary global security representing outstanding securities shall be dated, if other than date of original issuance; and

•	any other terms of the debt securities which are not inconsistent with the provisions of the applicable indenture.

The debt securities may be issued as “original issue discount securities” which bear no interest or interest at a rate which at the time of issuance is below market rates and which will be sold at a substantial discount below their principal amount. If the maturity of any original issue discount security is accelerated, the amount payable to the holder of the security will be determined by the applicable prospectus supplement, the terms of the security and the relevant indenture, but may be an amount less than the amount payable at the maturity of the principal of that original issue discount security. Special federal income tax and other considerations relating to original issue discount securities will be described in the applicable prospectus supplement.

Under the indentures, the terms of the debt securities of any series may differ and we may, without the consent of the holders of the debt securities of any series, reopen a previous series of debt securities and issue additional debt securities of that series or establish additional terms of that series.

Please see the prospectus supplement or pricing supplement you have received or will receive for the terms of the specific debt securities we are offering.

You should be aware that special United States Federal income tax, accounting and other considerations may apply to the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations.

Ranking of Debt Securities; Holding Company Structure

Senior Debt Securities.  Payment of the principal of, premium, if any, and interest on senior debt securities will rank on a parity with all of our other unsecured and unsubordinated debt.

Subordinated Debt Securities.  Payment of the principal of, premium, if any, and interest on subordinated debt securities will be junior in right of payment to the prior payment in full of all of our senior indebtedness, including senior debt securities.  We will state in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to those subordinated debt securities. We will also state in that prospectus supplement limitations, if any, on the issuance of additional senior indebtedness.

Holding Company Structure.  The debt securities will be our exclusive obligations.  We are a holding company and substantially all of our consolidated assets are held by our subsidiary, Pacific Trust Bank.  Accordingly, our cash flows and our ability to service our debt, including the debt securities, are dependent upon the results of operations of our subsidiaries and the distribution of funds by our subsidiaries to us. Various statutory and regulatory restrictions, however, limit directly or indirectly the amount of dividends our subsidiaries can pay, and also restrict certain subsidiaries from making investments in or loans to us.

Because we are a holding company, the debt securities will be effectively subordinated to all existing and future liabilities, including indebtedness, customer deposits, trade payables, guarantees and lease obligations, of our subsidiaries. Therefore, our rights and the rights of our creditors, including the holders of the debt securities, to participate in the assets of any subsidiary upon that subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors and, if applicable, its depositors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary, in which case our claims would still be effectively subordinate to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinate to any indebtedness of the subsidiary senior to that held by us.  If a receiver or conservator were appointed for Pacific Trust Bank, the Federal Deposit Insurance Act recognizes a priority in favor of the holders of withdrawable deposits (including the FDIC as subrogee or transferee) over general creditors.  Claims for customer deposits would have a priority over any claims that we may ourselves have as a creditor of Pacific Trust Bank.  Unless otherwise specified in the applicable prospectus supplement, the indentures will not limit the amount of indebtedness or other liabilities that we and our subsidiaries may incur.

Registration and Transfer

Holders may present debt securities in registered form for transfer or exchange for other debt securities of the same series at the offices of the applicable indenture trustee according to the terms of the applicable indenture and the debt securities.

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued in fully registered form, and in denominations of $1,000 and any integral multiple thereof.

No service charge will be required for any transfer or exchange of the debt securities but we generally may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

Payment and Place of Payment

We will pay or deliver principal and any premium and interest in the manner, at the places and subject to the restrictions set forth in the applicable indenture, the debt securities and the applicable prospectus supplement. However, at our option, we may pay any interest by check mailed to the holders of registered debt securities at their registered addresses.

Global Securities

Each indenture provides that we may issue debt securities in global form. If any series of debt securities is issued in global form, the prospectus supplement will describe any circumstances under which beneficial owners of interests in any of those global debt securities may exchange their interests for debt securities of that series and of like tenor and principal amount in any authorized form and denomination.  See “Description of Global Securities.”

Redemption and Repurchase

The debt securities of any series may be redeemable at our option, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by us at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable prospectus supplement and pricing supplement, if any.

Conversion or Exchange Rights

If debt securities may be convertible into or exchangeable for shares of our equity securities or other securities, the terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange;

•	events requiring adjustment to the conversion or exchange price;

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities; and

•	any anti-dilution provisions, if applicable.

Absence of Limitation on Indebtedness and Liens; Absence of Event Risk Protection

Unless otherwise stated in the prospectus supplement relating to a series of debt securities, the indentures will not limit the amount of indebtedness, guarantees or other liabilities that we and our subsidiaries may incur and will not prohibit us or our subsidiaries from creating or assuming liens on our properties, including the capital stock of Pacific Trust Bank and any other subsidiary. Unless otherwise provided in the related prospectus supplement, the indentures will not require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and will not contain provisions which would give holders of the debt securities the right to require us to repurchase their debt securities in the event we undergo a takeover, recapitalization or similar restructuring or change in control.

Events of Default

Unless otherwise indicated in the applicable prospectus supplement, the following are events of default under the senior indenture with respect to the senior debt securities and under the subordinated indenture with respect to the subordinated debt securities:

•	default in the payment of any principal or premium or make-whole amount, if any, on the debt securities when due;

•	default in the payment of any interest on the debt securities, or of any coupon pertaining thereto, when due, which continues for 30 days;

•	default in the deposit of any sinking fund payment on the debt securities when due;

•
default in the performance or breach of any other obligation contained in the applicable indenture for the benefit of that series of debt securities (other than defaults or breaches otherwise specifically addressed), which continues for 90 days after written notice of the default or breach;

•	specified events in bankruptcy or insolvency of First PacTrust Bancorp; and

•	any other event of default provided with respect to the debt securities of any series.

Unless otherwise indicated in the applicable prospectus supplement, if an event of default occurs and is continuing for any series of senior debt securities, unless the principal amount of all senior debt securities of that particular series has already become due and payable, the indenture trustee or the holders of not less than 25% in aggregate principal amount or, under certain circumstances, issue price of the outstanding senior debt securities of that series may declare all amounts, or any lesser amount provided for in the senior debt securities of that series, to be immediately due and payable.

Unless otherwise indicated in the applicable prospectus supplement, no event of default described in the first, second, third, fourth or sixth bullet points above will permit acceleration of the payment of the principal of the subordinated debt securities.  Unless otherwise indicated in the applicable prospectus supplement, if an event of default described under the fifth bullet point above shall have occurred and be continuing, unless the principal amount of all the subordinated debt securities of a particular series has already become due and payable, the indenture trustee or the holders of not less than 25% in aggregate principal amount or, under certain circumstances, issue price of the subordinated debt securities of that series may declare all amounts or any lesser amount provided for in the subordinated debt securities of that series to be immediately due and payable.

At any time after the applicable indenture trustee or the holders have accelerated a series of debt securities, but before the applicable indenture trustee has obtained a judgment or decree for payment of money due, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind and annul that acceleration and its consequences, provided that all payments and/or deliveries due, other than those due as a result of acceleration, have been made and all events of default have been remedied or waived.

The holders of a majority in principal amount or aggregate issue price of the outstanding debt securities of any series may waive any default with respect to that series, except a default:

•	in the payment of any amounts due and payable or deliverable under the debt securities of that series; or

•	in an obligation contained in, or a provision of, an indenture which cannot be modified under the terms of that indenture without the consent of each holder of each series of debt securities affected.

The holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the applicable indenture trustee or exercising any trust or power conferred on the indenture trustee with respect to debt securities of that series, provided that any direction is not in conflict with any rule of law or the applicable indenture and the trustee may take other actions, other than those that might lead to personal liability, not inconsistent with the direction. Subject to the provisions of the applicable indenture relating to the duties of the indenture trustee, before proceeding to exercise any right or power under the indenture at the direction of the holders, the indenture trustee is entitled to receive from those holders reasonable security or indemnity against the costs, expenses and liabilities which it might incur in complying with any direction.

A holder of any debt security of any series will have the right to institute a proceeding with respect to the applicable indenture or for any remedy under the indenture, if:

•	that holder previously gives to the indenture trustee written notice of a continuing event of default with respect to debt securities of that series;

•
the holders of not less than 25% in principal amount of the outstanding securities of that series have made written request and offered the indenture trustee indemnity satisfactory to the indenture trustee to institute that proceeding as indenture trustee;

•
the indenture trustee has not received from the holders of a majority in principal amount or, under certain circumstances, issue price of the outstanding debt securities of that series a direction inconsistent with the request; and

•	the indenture trustee fails to institute the proceeding within 60 days.

However, the holder of any debt security or coupon has the right to receive payment of the principal of (and premium or make-whole amount, if any) and interest on, and any additional amounts in respect of, such debt security or payment of such coupon on the respective due dates (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any such payment.

We are required to furnish to the indenture trustees annually a statement as to the performance of our obligations under the indentures and as to any default in that performance of which we are aware.

Modification and Waiver

Unless otherwise indicated in the applicable prospectus supplement, First PacTrust Bancorp and the applicable indenture trustee may amend and modify each indenture or debt securities under that indenture with the consent of holders of at least a majority in principal amount of each series of all outstanding debt securities then outstanding under the indenture affected. However, without the consent of each holder of any debt security issued under the applicable indenture, we may not amend or modify that indenture to:

•	change the stated maturity date of the principal of (or premium or make-whole amount, if any, on), or any installment of principal or interest on, any debt security issued under that indenture;

•
reduce the principal amount of or any make-whole amount, the rate of interest on or any additional amounts payable in respect thereof, or any premium payable upon the redemption of any debt security issued under that indenture;

•	reduce the amount of principal of an original issue discount security or make-whole amount, if any, issued under that indenture payable upon acceleration of its maturity or provable in bankruptcy;

•	change the place or currency of payment of principal or any premium or any make-whole amount or interest on any debt security issued under that indenture;

•	impair the right to institute suit for the enforcement of any payment or delivery on or with respect to any debt security issued under that indenture;

•
reduce the percentage in principal amount of debt securities of any series issued under that indenture, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture; or

•	make any change that adversely affects the right to convert or exchange any security or decrease the conversion/exchange rate or increase the conversion/exchange price.

The holders of at least a majority in principal amount of the outstanding debt securities of any series issued under that indenture may, with respect to that series, waive past defaults under the indenture, except as described under “—Events of Default.”

Unless otherwise indicated in the applicable prospectus supplement, we and the applicable indenture trustee may also amend and modify each indenture without the consent of any holder for any of the following purposes:

•	to evidence the succession of another person to First PacTrust Bancorp;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•	to add or change any provisions of the indentures to facilitate the issuance of bearer securities;

•
to change or eliminate any of the provisions of the applicable indenture in respect of any series of debt securities, so long as any such change or elimination will become effective only in respect of any series of securities when there is no outstanding security of that series which is entitled to the benefit of that provision;

•	to establish the form or terms of debt securities of any series;

•	to evidence and provide for the acceptance of appointment by a successor indenture trustee;

•
to cure any ambiguity, to correct or supplement any provision in the applicable indenture, or to make any other provisions with respect to matters or questions arising under that indenture, so long as the interests of holders of debt securities of any series are not adversely affected in any material respect by the actions taken to cure, correct or supplement a provision in an indenture;

•	to secure securities;

•	to provide for conversion rights of the holders of the debt securities of any series to enable those holders to convert those securities into other securities;

•
to close the indenture with respect to the authentication and delivery of additional series of securities or to qualify or maintain qualifications of the applicable indenture under the Trust Indenture Act; or

•
to supplement any of the provisions of an indenture as is necessary to permit or facilitate the defeasance or discharge of any series of securities under specified provisions of the indenture, provided that any such action shall not adversely affect the interests of the holders of securities of such series or any other series of securities under the indenture in any material respect.

Voting

The indentures contain provisions for convening meetings of the holders of debt securities of a series. A meeting will be permitted to be called at any time by the applicable trustee, and also, upon request, by us or the holders of at least 25% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in such indenture. Except for any consent that must be given by the holder of each debt security affected by the modifications and amendments of an indenture described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series represented at such meeting.

Notwithstanding the preceding paragraph, except as referred to above, any resolution relating to a request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, of the aggregate principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of such specified percentage.

Any resolution passed or decision taken at any properly held meeting of holders of debt securities of any series will be binding on all holders of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken relating to a consent or waiver which may be given by the holders of at least a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding such percentage will constitute a quorum.

Notwithstanding the foregoing provisions, the indentures provide that if any action is to be taken at a meeting with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that such indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected by such action, or of the holders of such series and one or more additional series:

•	there shall be no minimum quorum requirement for such meeting; and

•
the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such indenture.

Consolidation, Merger and Sale of Assets

Unless otherwise indicated in the applicable prospectus supplement, we may consolidate or merge with or into any other corporation, and we may sell, lease or convey all or substantially all of our assets to any corporation, provided that the resulting corporation, if other than First PacTrust Bancorp, is a corporation organized and existing under the laws of the United States of America or any U.S. state or the District of Colombia and assumes all of our obligations to:

(1) pay or deliver the principal and any premium or make-whole amount, if any, and any interest on, the debt securities;

(2) perform and observe all of our other obligations under the indentures and supplemental indentures; and

(3) we are not, or any successor corporation, as the case may be, is not, immediately after any consolidation or merger, in default under the indentures.

The indentures do not provide for any right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in our stock ownership. In addition, the indentures do not contain any provision which would protect the holders of debt securities against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

International Offering

If specified in the applicable prospectus supplement, we may issue debt securities outside the United States. Those debt securities will be described in the applicable prospectus supplement. In connection with any offering outside the United States, we will designate paying agents, registrars or other agents with respect to the debt securities, as specified in the applicable prospectus supplement.

We will describe in the applicable prospectus supplement whether our debt securities issued outside the United States: (1) may be subject to certain selling restrictions; (2) may be listed on one or more foreign stock exchanges; and (3) may have special United States tax and other considerations applicable to an offering outside the United States.

Defeasance

We may terminate or “defease” our obligations under the applicable indenture with respect to the debt securities of any series by taking the following steps:

(1)           depositing irrevocably with the indenture trustee an amount, which through the payment of interest, principal or premium, if any, will provide an amount sufficient to pay the entire amount of the debt securities:

•	in the case of debt securities denominated in U.S. dollars, U.S. dollars or U.S. government obligations;

•
in the case of debt securities denominated in a foreign currency, of money in that foreign currency or foreign government obligations of the foreign government or governments issuing that foreign currency; or

•	a combination of money and U.S. government obligations or foreign government obligations, as applicable;

(2)           delivering:

•	an opinion of independent counsel that the holders of the debt securities of that series will have no federal income tax consequences as a result of that deposit and termination;

•	an opinion of independent counsel that registration is not required under the Investment Company Act of 1940;

•	an opinion of counsel as to certain other matters;

•	officers’ certificates certifying as to compliance with the senior indenture and other matters; and

(3)           paying all other amounts due under the indenture.

Further, the defeasance cannot cause an event of default under the indenture or any other material agreement or instrument and no event of default under the indenture can exist at the time the defeasance occurs.

Subordination

The subordinated debt securities will be subordinated in right of payment to all “senior debt,” as defined in the subordinated indenture. In certain circumstances relating to our liquidation, dissolution, receivership, reorganization, insolvency or similar proceedings, the holders of all senior debt will first be entitled to receive payment in full before the holders of the subordinated debt securities will be entitled to receive any payment on the subordinated debt securities.

In addition, we may make no payment on the subordinated debt securities in the event:

•	there is an event of default with respect to any senior indebtedness which permits the holders of that senior indebtedness to accelerate the maturity of the senior indebtedness; and

•	the default is the subject of judicial proceedings or we receive notice of the default from an authorized person under the subordinated indenture.

By reason of this subordination in favor of the holders of senior indebtedness, in the event of an insolvency our creditors who are not holders of senior indebtedness or the subordinated debt securities may recover less, proportionately, than holders of senior indebtedness and may recover more, proportionately, than holders of the subordinated debt securities. Unless otherwise specified in the prospectus supplement relating to the particular series of subordinated debt securities, “senior debt” is defined in the subordinated indenture as the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to First PacTrust Bancorp whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of the following indebtedness of First PacTrust Bancorp for money borrowed, whether any such indebtedness exists as of the date of the indenture or is created, incurred, assumed or guaranteed after such date:

(i)	any debt (a) for money borrowed by First PacTrust Bancorp, or (b) evidenced by a bond, note, debenture, or similar instrument (including purchase money obligations) given in connection with the acquisition of any business, property or assets, whether by purchase, merger, consolidation or otherwise, but shall not include any account payable or other obligation created or assumed in the ordinary course of business in connection with the obtaining of materials or services, or (c) which is a direct or indirect obligation which arises as a result of banker’s acceptances or bank letters of credit issued to secure obligations of First PacTrust Bancorp, or to secure the payment of revenue bonds issued for the benefit of First PacTrust Bancorp whether contingent or otherwise;

(ii)	any debt of others described in the preceding clause (i) which First PacTrust Bancorp has guaranteed or for which it is otherwise liable;

(iii)	the obligation of First PacTrust Bancorp as lessee under any lease of property which is reflected on First PacTrust Bancorp’s balance sheet as a capitalized lease; and

(iv)	any deferral, amendment, renewal, extension, supplement or refunding of any liability of the kind described in any of the preceding clauses (i), (ii) and (iii).

“Senior debt” does not include (1) any such indebtedness, obligation or liability referred to in clauses (i) through (iv) above as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the subordinated debt securities, or ranks pari passu with the subordinated debt securities, (2) any such indebtedness, obligation or liability which is subordinated to indebtedness of First PacTrust Bancorp to substantially the same extent as or to a greater extent than the subordinated debt securities are subordinated, (3) any indebtedness to a subsidiary of First PacTrust Bancorp and (4) the subordinated debt securities.

The subordinated indenture does not limit or prohibit the incurrence of additional senior indebtedness, which may include indebtedness that is senior to the subordinated debt securities, but subordinate to our other obligations. Any prospectus supplement relating to a particular series of subordinated debt securities will set forth the aggregate amount of our indebtedness senior to the subordinated debt securities as of a recent practicable date.

The prospectus supplement may further describe the provisions, if any, which may apply to the subordination of the subordinated debt securities of a particular series.

Restrictive Covenants

The subordinated indenture does not contain any significant restrictive covenants. The prospectus supplement relating to a series of subordinated debt securities may describe certain restrictive covenants, if any, to which we may be bound under the subordinated indenture.

Governing Law

Unless indicated otherwise in the applicable prospectus supplement, the indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

Our authorized capital stock consists of:

•	20,000,000 shares of common stock, par value $.01 per share; and

•	5,000,000 shares of preferred stock, par value $.01 per share.

Our charter authorizes our board of directors to classify or reclassify any unissued shares of capital stock from time to time into one or more classes or series of stock by setting or changing in one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of such shares.  Our charter provides by its terms that it may be amended by action of our board of directors without a stockholder vote to change the number of shares of authorized capital stock. As of November 12, 2010, there were 9,698,430 shares of common stock issued and outstanding, 8,662,274 of which were shares of common stock with full voting rights (the “Voting Common Stock”) and 1,036,156 of which were shares of Class B Non-Voting Common Stock, which have no voting rights except as required by law

(the “Non-Voting Common Stock,” and together with the Voting Common Stock, the “common stock”).  As of that date there were 19,300 shares of preferred stock issued and outstanding, all of which consisted of our Series A Preferred Stock.

In this section we describe certain features and rights of our capital stock. The summary does not purport to be exhaustive and is qualified in its entirety by reference to our charter and bylaws and to applicable Maryland law.

Common Stock

We may issue, either separately or together with other securities, shares of common stock.  Upon our receipt of the full specified purchase price, the common stock issued will be fully paid and nonassessable.  A prospectus supplement relating to an offering of common stock, or other securities convertible or exchangeable for, or exercisable into, common stock, will describe the relevant offering terms, including the number of shares offered, the initial offering price, and market price and dividend information, as well as, if applicable, information on other related securities.

General. Except as described below under “—Anti-takeover Effects –Voting Limitation,” each holder of Voting Common Stock is entitled to one vote for each share on all matters to be voted upon by the common stockholders. There are no cumulative voting rights.  Holders of Non-Voting Common Stock are not entitled to vote except as required by law.  The terms of the Non-Voting Common Stock are otherwise identical to the terms of the Voting Common Stock.  Of the 20,000,000 shares of common stock currently authorized under our charter, our board of directors has classified 2,836,156 as Non-Voting Common Stock.

Subject to preferences to which holders of the Series A Preferred Stock and any shares of preferred stock then outstanding may be entitled, holders of common stock will be entitled to receive ratably any dividends that may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share in our assets remaining after the payment or provision for payment of our debts and other liabilities, and the satisfaction of the liquidation preferences of the holders of the Series A Preferred Stock and any other series of our preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights under our charter or Maryland law except as we may agree to provide to them.  There are no redemption or sinking fund provisions that apply to the common stock. All shares of common stock currently outstanding are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of the Series A Preferred Stock and the shares of any series of preferred stock that we may designate in the future.

Restrictions on Dividends and Repurchases Under Agreement with U.S. Treasury. The securities purchase agreement we entered into with the U.S. Treasury in connection with our issuance of the Series A Preferred Stock provides that prior to the earlier of (i) November 21, 2011 and (ii) the date on which all of the shares of the Series A Preferred Stock have been redeemed by us or transferred by Treasury to third parties, we may not, without the consent of the U.S. Treasury, (a) increase the cash dividend on our common stock above $.185 or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock other than the Series A Preferred Stock.   We plan to repurchase all of the Series A Preferred Stock in the fourth quarter of 2010, subject to approval by the U.S. Treasury and the OTS.

Preferred Stock

The following summary contains a description of the general terms of the preferred stock that we may issue. The specific terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The terms of any series of preferred stock may differ from the terms described below. Certain provisions of the preferred stock described below and in any prospectus supplement are not complete. You should refer to the articles supplementary to our charter with respect to the establishment of a series of preferred stock which will be filed with the SEC in connection with the offering of such series of preferred stock.

General.  Our charter permits our board of directors to authorize the issuance of up to 5,000,000 shares of preferred stock in one or more series, without stockholder action. The board of directors can fix the designation, powers, preferences and rights of each series. Therefore, without approval of the holders of our common stock or the Series A Preferred Stock (except as may be required under the terms of the Series A Preferred Stock (see “—Series A Preferred Stock-Voting Rights”) or as may be required by the rules of the NASDAQ Stock Market or any other exchange or market on which our securities may then be listed or quoted), our board of directors may authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power or other rights or adversely affect the market value of our common stock and may assist management in impeding any unfriendly takeover or attempted change in control. See “—Anti-Takeover Effects – Authorized Shares.”

The preferred stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of the preferred stock or, in the case of the Series A Preferred Stock, as described under “—Series A Preferred Stock.” You should read the prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including:

•	the designation of the series of preferred stock and the number of shares offered;

•	the amount of liquidation preference per share, if any;

•	the price at which the preferred stock will be issued;

•
the dividend rate, or method of calculation, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to cumulate;

•	any listing of the preferred stock being offered on any securities exchange or other securities market;

•	any voting rights;

•	any redemption or sinking fund provisions;

•	any conversion provisions;

•	whether interests in the preferred stock being offered will be represented by depositary shares; and

•	any other specific terms of the preferred stock being offered.

Upon our receipt of the full specified purchase price, the preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, each series of preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of preferred stock. The rights of holders of shares of each series of preferred stock will be subordinate to those of our general creditors.

Rank.  Any series of the preferred stock will, with respect to the priority of the payment of dividends and the priority of payments upon liquidation, winding up and dissolution, rank:

•
senior to all classes of common stock and all equity securities issued by us the terms of which specifically provide that the equity securities will rank junior to the preferred stock (referred to as the “junior securities”);

•
equally with all equity securities issued by us the terms of which specifically provide that the equity securities will rank equally with the preferred stock (referred to as the “parity securities”); and

•	junior to all equity securities issued by us the terms of which specifically provide that the equity securities will rank senior to the preferred stock.

The terms of the Series A Preferred Stock provide that we must obtain the approval of the holders of at least 66 2/3% of the outstanding shares of the Series A Preferred Stock in order to amend our charter or the articles supplementary to our charter for the Series A Preferred Stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of stock ranking senior to the Series A Preferred Stock with respect to the payment of dividends and/or payments upon our liquidation, dissolution or winding up.  Dividends are payable quarterly on the Series A Preferred Stock at a rate of 5% per annum from the date of issuance through but excluding February 15, 2014 and at a rate of 9% per annum on and after February 15, 2014.  The Series A Preferred Stock has a liquidation preference of $1,000 per share, plus any accrued but unpaid dividends on the Series A Preferred Stock.  See “—Series A Preferred Stock.”

Dividends.  Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends at such rates and on such dates described, if any, in the applicable prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both.  Dividends will be payable to the holders of record as they appear on our stock books on record dates fixed by our board of directors, as specified in the applicable prospectus supplement.

Dividends on any series of the preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our board of directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.

No full dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities. No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full cumulative dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.

Rights Upon Liquidation.  If we dissolve, liquidate or wind up our affairs, either voluntarily or  involuntarily, the holders of each series of preferred stock will be entitled to receive, before any payment or distribution of assets is made to holders of junior securities, liquidating distributions in the amount described in the applicable prospectus supplement relating to that series of the preferred stock, plus an amount equal to accrued and unpaid dividends and, if the series of the preferred stock is cumulative, for all dividend periods prior to that point in time. If the amounts payable with respect to the preferred stock of any series and any other parity securities are not paid in full, the holders of the preferred stock of that series and of the parity securities will share proportionately in the distribution of our assets in proportion to the full liquidation preferences to which they are entitled. After the holders of preferred stock and the parity securities are paid in full, they will have no right or claim to any of our remaining assets.

Because we are a holding company, our rights and the rights of our creditors and of our stockholders, including the holders of any shares of preferred stock then outstanding, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

Redemption.  We may provide that a series of the preferred stock may be redeemable, in whole or in part, at our option or at the option of the holder of the stock.  In addition, a series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund or otherwise. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be described in the prospectus supplement.

In the event of partial redemptions of preferred stock, whether by mandatory or optional redemption, our board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined by our board of directors to be equitable.

On or after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of preferred stock called for redemption. In addition, all rights of holders of the shares will terminate except for the right to receive the redemption price.

Unless otherwise specified in the applicable prospectus supplement for any series of preferred stock, if any dividends on any other series of preferred stock ranking equally as to payment of dividends and liquidation rights with such series of preferred stock are in arrears, no shares of any such series of preferred stock may be redeemed, whether by mandatory or optional redemption, unless all shares of preferred stock are redeemed, and we will not purchase any shares of such series of preferred stock. This requirement, however, will not prevent us from acquiring such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

Voting Rights.  Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as otherwise required by law or in our charter.

Under regulations adopted by the OTS, if the holders of any series of the preferred stock are or become entitled to vote for the election of directors, such series may then be deemed a “class of voting securities” and a holder of 10% or more of such series that is a company may then be subject to regulation as a savings and loan holding company. In addition, at such time as such series is deemed a class of voting securities, (a) any holder that is a bank holding company or savings and loan holding company may be required to file a notice with or obtain the approval of the Federal Reserve Board or the OTS to acquire or retain 5% or more of that series and (b) any person may be required to obtain the approval of the OTS to acquire or retain 10% or more of that series

Exchangeability.  We may provide that the holders of shares of preferred stock of any series may be required at any time or at maturity to exchange those shares for our debt securities. The applicable prospectus supplement will specify the terms of any such exchange.

Series A Preferred Stock

The description of the Series A Preferred Stock contained in this section is qualified in its entirety by the actual terms of the Series A Preferred Stock, as are stated in the articles supplementary to our charter for the Series A Preferred Stock, a copy of which is included in Exhibit 3.2 to the registration statement of which this prospectus is a part.  See “Where You Can Find More Information.”

General. The Series A Preferred Stock constitutes a single series of our preferred stock, consisting of 19,300 shares, par value $0.01 per share, having a liquidation preference amount of $1,000 per share. The Series A Preferred Stock has no maturity date. We issued the shares of Series A Preferred Stock to the U.S. Treasury on November 21, 2008 in connection with the TARP Capital Purchase Program for a purchase price of $19.3 million.

Dividend Rate. Dividends on the Series A Preferred Stock are payable quarterly in arrears, when, as and if authorized and declared by our board of directors out of legally available funds, on a cumulative basis on the $1,000 per share liquidation preference amount plus the amount of accrued and unpaid dividends for any prior dividend periods, at a rate of (i) 5% per annum, from the original issuance date to but excluding the first day of the first dividend period commencing after the fifth anniversary of the original issuance date (i.e., 5% per annum from November 21, 2008 to but excluding February 15, 2014), and (ii) 9% per annum, from and after the first day of the first dividend period commencing after the fifth anniversary of the original issuance date (i.e., 9% per annum on and after February 15, 2014). Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on February 15, 2009.

Dividends on the Series A Preferred Stock will be cumulative. If for any reason our board of directors does not declare a dividend on the Series A Preferred Stock for a particular dividend period, or if the board of directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

We are not obligated to pay holders of the Series A Preferred Stock any dividend in excess of the dividends on the Series A Preferred Stock that are payable as described above. There is no sinking fund with respect to dividends on the Series A Preferred Stock.

Priority of Dividends. So long as the Series A Preferred Stock remains outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Series A Preferred Stock), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Series A Preferred Stock for all past dividend periods are paid in full.

“Junior Stock” means our common stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of First PacTrust Bancorp. We currently have no outstanding class or series of stock constituting Junior Stock other than our common stock.

“Parity Stock” means any class or series of our stock, other than the Series A Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of First PacTrust Bancorp, in each case without regard to whether dividends accrue cumulatively or non-cumulatively. We currently have no outstanding class or series of stock constituting Parity Stock.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of First PacTrust Bancorp, holders of the Series A Preferred Stock will be entitled to receive for each share of Series A Preferred Stock, out of the assets of First PacTrust Bancorp or proceeds available for distribution to our stockholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other class or series of our stock ranking junior to the Series A Preferred Stock, payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the Series A Preferred Stock (including dividends accrued on any unpaid dividends). To the extent the assets or proceeds available for distribution to stockholders are not sufficient to fully pay the liquidation payments owing to the holders of the Series A Preferred Stock and the holders of any other class or series of our stock ranking equally with the Series A Preferred Stock, the holders of the Series A Preferred Stock and such other stock will share ratably in the distribution.

For purposes of the liquidation rights of the Series A Preferred Stock, neither a merger or consolidation of First PacTrust Bancorp with another entity nor a sale, lease or exchange of all or substantially all of First PacTrust Bancorp’s assets will constitute a liquidation, dissolution or winding up of the affairs of First PacTrust Bancorp.

Redemption and Repurchases. Subject to the prior approval of the OTS, the Series A Preferred Stock is redeemable at our option in whole or in part at a redemption price equal to 100% of the liquidation preference amount of $1,000 per share plus any accrued and unpaid dividends to but excluding the date of redemption (including dividends accrued on any unpaid dividends), provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder of record of the redeemed shares on the dividend record date, and provided further that the Series A Preferred Stock may be redeemed prior to the first dividend payment date falling after the third anniversary of the original issuance date (i.e., prior to February 15, 2012) only if (i) we have, or our successor following a business combination with another entity which also participated in the TARP Capital Purchase Program has, raised aggregate gross proceeds in one or more Qualified Equity Offerings of at least the Minimum Amount and (ii) the aggregate redemption price of the Series A Preferred Stock does not exceed the aggregate net proceeds from such Qualified Equity Offerings by us and any successor. The “Minimum Amount” means $4,825,000 plus, in the event we are succeeded in a business combination by another entity which also participated in the TARP Capital Purchase Program, 25% of the aggregate liquidation preference amount of the preferred stock issued by that entity to the U.S. Treasury.   A “Qualified Equity Offering” is defined as the sale for cash by First PacTrust Bancorp. (or its successor) of preferred stock or common stock that qualifies as Tier 1 capital under applicable regulatory capital guidelines.

Subsequent to our issuance of the Series A Preferred Stock, on February 17, 2009, the American Recovery and Reinvestment Act of 2009 (the “ARRA”) was enacted into law. Among other things, the ARRA provides that subject to consulting with the appropriate federal banking agency (the OTS in our case), the U.S. Treasury must permit repayment of funds provided under the TARP Capital Purchase Program without regard to whether the institution which received the funds has replaced the funds from any other source

Shares of Series A Preferred Stock that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the Series A Preferred Stock.   We plan to repurchase all of the shares of the Series A Preferred Stock in the fourth quarter of 2010, subject to the approvals of the U.S. Treasury and the OTS.

No Conversion Rights. Holders of the Series A Preferred Stock have no right to exchange or convert their shares into common stock or any other securities.

Voting Rights. The holders of the Series A Preferred Stock do not have voting rights other than those described below, except to the extent specifically required by Maryland law.

Whenever dividends have not been paid on the Series A Preferred Stock for six or more quarterly dividend periods, whether or not consecutive, the authorized number of directors of First PacTrust Bancorp will automatically increase by two and the holders of the Series A Preferred Stock will have the right, with the holders of shares of any other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (the “Preferred Directors”) to fill such newly created directorships at our next annual meeting of stockholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past dividend periods on all outstanding shares of Series A Preferred Stock have been paid in full at which time this right will terminate with respect to the Series A Preferred Stock, subject to revesting in the event of each and every subsequent default by us in the payment of dividends on the Series A Preferred Stock.

Upon any termination of the right of the holders of the Series A Preferred Stock and Voting Parity Stock as a class to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors which had been elected by the holders of the Series A Preferred Stock and the Voting Parity Stock. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders a majority of the outstanding shares of Series A Preferred Stock voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.

The term “Voting Parity Stock” means with regard to any matter as to which the holders of the Series A Preferred Stock are entitled to vote, any series of Parity Stock (as defined under “—Dividends-Priority of Dividends”) upon which voting rights similar to those of the Series A Preferred Stock have been conferred and are exercisable with respect to such matter. We currently have no outstanding shares of Voting Parity Stock.

In addition to any other vote or consent required by Maryland law or by our charter, the vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class, is required in order to do the following:

•
amend our charter or the articles supplementary for the Series A Preferred Stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of stock ranking senior to the Series A Preferred Stock with respect to the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of First PacTrust Bancorp; or

•
amend our charter or the articles supplementary for the Series A Preferred Stock in a way that materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•
consummate a binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of First PacTrust Bancorp with another entity, unless (i) the shares of Series A Preferred Stock remain outstanding or, in the case of a merger or consolidation in which First PacTrust Bancorp is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the shares of Series A Preferred Stock remaining outstanding or such preference securities, have such rights, preferences, privileges, voting powers, limitations and restrictions, taken as a whole, as are not materially less favorable than the rights, preferences, privileges, voting powers, limitations and restrictions of the Series A Preferred Stock prior to consummation of the transaction, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized but unissued shares of preferred stock, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock and will not require the vote or consent of the holders of the Series A Preferred Stock.

To the extent holders of the Series A Preferred Stock are entitled to vote, holders of shares of the Series A Preferred Stock will be entitled to one vote for each share then held.

Anti-takeover Effects

The provisions of our charter and bylaws summarized in the following paragraphs may have anti-takeover effects and could delay, defer, or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders, and may make removal of the incumbent management and directors more difficult.

Authorized Shares. Our charter currently authorizes the issuance of 20,000,000 shares of common stock and 5,000,000 shares of preferred stock.  Our charter authorizes our board of directors to classify or reclassify any unissued shares of capital stock from time to time into one or more classes or series of stock by setting or changing in one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of such shares.  We are authorized under our charter to issue additional shares of capital stock, up to the amount authorized, generally without stockholder approval.  In addition, our charter provides by its terms that it may be amended by our board of directors, without a stockholder vote, to change the number of shares of capital stock authorized.  The unissued shares of stock the board is authorized to issue, and the power of the board to increase the number of authorized shares without a stockholder vote, provide our board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions and other transactions. However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duties, to deter future attempts to gain control of us. The board of directors also has sole authority to determine the terms of any one or more series of preferred or other stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board has the power, to the extent consistent with its fiduciary duties, to issue a series of preferred stock to persons friendly to the incumbent management and directors in order to attempt to block a tender offer, merger or other unsolicited transaction by which a third party seeks control of us.

Voting Limitation. Our charter generally prohibits any stockholder that beneficially owns more than 10% of the outstanding shares of our common stock from voting shares in excess of this limit. This provision would limit the voting power of a beneficial owner of more than 10% of our outstanding shares of common stock in a proxy contest or on other matters on which such person is entitled to vote.

The Maryland General Corporation Law contains a control share acquisition statute which, in general terms, provides that where a stockholder acquires issued and outstanding shares of a corporation’s voting stock (referred to as control shares) within one of several specified ranges (one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by stockholders of the control share acquisition must be obtained before the acquiring stockholder may vote the control shares. The required stockholder vote is two-thirds of all votes entitled to be cast, excluding “interested shares,” defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may, however, opt-out of the control share statute through a charter or bylaw provision, which we have done pursuant to our charter. Accordingly, the Maryland control share acquisition statute does not apply to acquisitions of shares of our common stock. Though not anticipated, we could seek stockholder approval of an amendment to our charter to eliminate the opt-out provision; such an amendment would require a supermajority vote. See “—Amendment of Charter and Bylaws.”

Board of Directors. Except with respect to any directors who may be elected by any class or series of preferred stock, our board of directors is divided into three classes, each of which contains one-third of the members of the board. The members of each class are elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors is elected each year. The classification of directors, together with the provisions in our charter described below that limit the ability of stockholders to remove directors and that permit only the remaining directors to fill any vacancies on the board of directors, have the effect of making it more difficult for stockholders to change the composition of the board of directors. As a result, at least two annual meetings of stockholders will be required for the stockholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of stockholders believe that such a change would be desirable. Our charter provides that stockholders may not cumulate their votes in the election of directors.

Pursuant to our bylaws, the number of our directors is currently seven.  Our charter and bylaws provide that, subject to the rights of the holders of any series of preferred stock then outstanding, vacancies in the board of directors may be filled by a majority vote of the directors then in office, though less than a quorum, and any director so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred. Our charter further provides that, subject to the rights of the holders of any series of preferred stock then outstanding, directors may be removed from office only for cause and only by the vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

The foregoing description of our board of directors does not apply with respect to directors that may be elected by the holders of the Series A Preferred Stock in the event we do not pay dividends on the Series A Preferred Stock for six or more dividend periods. See “—Series A Preferred Stock-Voting Rights.”

Special Meetings of Stockholders. Our bylaws provide that subject to the rights of the holders of any class or series of preferred stock, special meetings of stockholders may be called by our President or by our board of directors by vote of a majority of the whole board (meaning the total number of directors we would have if there were no vacancies). Our bylaws also provide that a special meeting of stockholders shall be called on the written request of stockholders entitled to cast at least a majority of all votes entitled to be cast at the meeting.

Action by Stockholders Without A Meeting. Our bylaws provide that no action may be taken by stockholders without a meeting without the written consent of every stockholder entitled to vote on the matter.

Business Combinations With Certain Persons. Our charter provides that certain business combinations (for example, mergers, share exchanges, significant asset sales and significant stock issuances) involving “interested stockholders” of First PacTrust Bancorp require, in addition to any vote required by law, the approval of the holders of at least 80% of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, unless either (i) a majority of the disinterested directors have approved the business combination or (ii) certain fair price and procedure requirements are satisfied. An “interested stockholder” generally means a person who is a greater than 10% stockholder of First PacTrust Bancorp or who is an affiliate of First PacTrust Bancorp and at any time within the past two years was a greater than 10% stockholder of First PacTrust Bancorp.

The Maryland General Corporation Law contains a business combination statute that prohibits a business combination between a corporation and an interested stockholder (one who beneficially owns 10% or more of the voting power) for a period of five years after the interested stockholder first becomes an interested stockholder, unless the transaction has been approved by the board of directors before the interested stockholder became an interested stockholder or the corporation has exempted itself from the statute pursuant to a charter provision. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested stockholder unless (i) the transaction has been recommended by the board of directors and (ii) the transaction has been approved by (a) 80% of the outstanding shares entitled to be cast and (b) two-thirds of the votes entitled to be cast other than shares owned by the interested stockholder. This approval requirement need not be met if certain fair price and terms criteria have been satisfied. We have opted-out of the Maryland business combination statute through a provision in our charter.

Amendment of Charter and Bylaws. Our charter generally may be amended upon approval by the board of directors and the holders of a majority of the outstanding shares of our Voting Common Stock. The amendment of certain provisions of our charter, however, requires the vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. These include provisions relating to: voting limitations on greater than 10% stockholders; the opt-out of the Maryland control share acquisition statute (see “—Voting Limitation” above); the number, classification, election and removal of directors; certain business combinations with greater than 10% stockholders; indemnification of directors and officers; and amendments to the charter and bylaws.

Our bylaws may be amended either by the board of directors, by a vote of a majority of the whole board, or by our stockholders, by the vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Advance Notice Provisions. Our bylaws provide that we must receive written notice of any stockholder proposal for business at an annual meeting of stockholders, or any stockholder director nomination for an annual meeting of stockholders, not less than 90 days or more than 120 days before the anniversary of the preceding year’s annual meeting. If, however, the date of the current year annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, notice of the proposal or nomination must be received by us no earlier than the 120th day prior to the annual meeting or later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which notice of the meeting is mailed or public announcement of the meeting date is first made

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary shares, which will be evidenced by depositary receipts, representing fractional interests in shares of preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. This description is not complete and is subject to, and qualified in its entirety by reference to, all provisions of the deposit agreement, depositary shares and depositary receipts. You should read the particular terms of any depositary shares and any depositary receipts that we offer and any deposit agreement relating to a particular series of preferred stock described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered.

General

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company we select and that has its principal office in the United States and a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including any dividend, voting, redemption, conversion and liquidation rights described in the particular prospectus supplement, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the number of depositary shares owned by the holders.

In the case of a distribution other than in cash, the preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to receive it. If the preferred stock depositary determines that it is not feasible to make such a distribution, it may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

The amounts distributed in any such distribution, whether in cash or otherwise, will be reduced by any amount required to be withheld by us or the preferred stock depositary on account of taxes.

Withdrawal of Preferred Stock

When a holder surrenders depositary receipts at the office of the preferred stock depositary maintained for that purpose, and pays any necessary taxes, charges or other fees, the holder will be entitled to receive the number of whole shares of the related series of preferred stock, and any money or other property, if any, represented by the holder's depositary shares. Once a holder exchanges depositary shares for whole shares of preferred stock, that holder generally cannot “re-deposit” these shares of preferred stock with the preferred stock depositary, or exchange them for depositary shares. If a holder delivers depositary receipts that represent a number of depositary shares that exceeds the number of whole shares of related preferred stock the holder seeks to withdraw, the depositary will issue a new depositary receipt to the holder that evidences the excess number of depositary shares.

Redemption, Conversion and Exchange of Preferred Stock

If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of that series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock redeemed.

Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method, in each case as we may determine.

If a series of preferred stock represented by depositary shares is to be converted or exchanged, the holder of depositary receipts representing the shares of preferred stock being converted or exchanged will have the right or obligation to convert or exchange the depositary shares evidenced by the depositary receipts.

After the redemption, conversion or exchange date, the depositary shares called for redemption, conversion or exchange will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption, conversion or exchange.

Voting Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts evidencing the depositary shares relating to that series of preferred stock. Each record holder of the depositary receipts on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by the holder's depositary shares. The preferred stock depositary will try, if practical, to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

We will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing those preferred shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary receipts will not be effective unless the amendment has been approved by the holders of depositary receipts representing at least a majority of the depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective will be deemed, by continuing to hold the depositary receipt, to consent and agree to the amendment and to be bound by the deposit agreement, as amended.

We may direct the preferred stock depositary to terminate the deposit agreement at any time by mailing notice of termination to the record holders of the depositary receipts then outstanding at least 30 days prior to the date fixed for termination. Upon termination, the preferred stock depositary will deliver to each holder of depositary receipts, upon surrender of those receipts, such number of whole shares of the series of preferred stock represented by the depositary shares together with cash in lieu of any fractional shares, to the extent we have deposited cash for payment in lieu of fractional shares with the preferred stock depositary. In addition, the deposit agreement will automatically terminate if:

•	all of the shares of the preferred stock deposited with the preferred stock depositary have been withdrawn, redeemed, converted or exchanged; or

•	there has been a final distribution in respect of the deposited preferred stock in connection with our liquidation, dissolution or winding up.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the preferred stock depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Prospective purchasers of depositary shares should be aware that special tax, accounting and other issues may be applicable to instruments such as depositary shares.

Resignation and Removal of Depositary

The preferred stock depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. The successor preferred stock depositary must be appointed within 90 days after delivery of the notice of resignation or removal and must be a bank or trust company, or an affiliate of a bank or trust company, having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock depositary will forward all reports and communications from us which are delivered to the preferred stock depositary and which we are required to furnish to the holders of the deposited preferred stock.

Neither we nor the preferred stock depositary will be liable if we are or the preferred stock depositary is prevented or delayed by law or any circumstances beyond our or its control in performing our or its obligations under the deposit agreement. Our obligations and the obligations of the preferred stock depositary under the deposit agreement will be limited to performance in good faith of the duties under the deposit agreement and we and the preferred stock depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of:

•	our debt securities, preferred stock, depositary shares or common stock;

•	securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the foregoing;

•	currencies; or

•	commodities.

The price of our debt securities, the price per share of our common stock, preferred stock or depositary shares, or the price of the other securities, currencies or commodities that are the subject of the contract, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:

•
whether the purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our debt securities, common stock, preferred stock or depositary shares, or other securities, currencies or commodities, as applicable, and the nature and amount of each of those securities, or method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

•	United States federal income tax considerations relevant to the purchase contracts; and

•	whether the purchase contracts will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any purchase contracts. The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such purchase contracts.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our debt securities, or shares of our common stock or preferred stock or depositary shares.  Warrants may be issued independently or together with any of our debt securities, shares of common stock or preferred stock or depositary shares offered by any prospectus supplement and may be attached to or separate from the debt securities, shares of common stock or preferred stock or depositary shares. The warrants will be issued under warrant agreements to be entered into between First PacTrust Bancorp and a bank or trust company, as warrant agent, as is named in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as an agent of First PacTrust Bancorp in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The following outlines the some of the anticipated general terms and conditions of the warrants.  Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable warrant agreement.

General

If warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following:

•	the offering price;

•
the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of any debt warrants and the price at which such debt securities may be purchased upon such exercise;

•	the number of shares purchasable upon exercise of any common stock warrants and the price at which such shares of common stock may be purchased upon such exercise;

•
the designation, number of shares and terms of the preferred stock purchasable upon exercise of any preferred stock warrants and the price at which such shares of preferred stock may be purchased upon such exercise;

•	if applicable, the date on and after which the warrants and the related debt securities, common stock or preferred stock will be separately transferable;

•	the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

•	whether the warrants will be issued in registered or bearer form;

•	a discussion of certain federal income tax, accounting and other special considerations, procedures and limitations relating to the warrants; and

•	any other terms of the warrants.

If in registered form, warrants may be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise.

Exercise of Warrants

Each warrant will entitle the holder to purchase such principal amount of debt securities or such number of shares of common stock or preferred stock or depositary shares at such exercise price as shall in each case be set forth in, or can be calculated according to information contained in, the prospectus supplement relating to the warrant. Warrants may be exercised at such times as are set forth in the prospectus supplement relating to such warrants. After the close of business on the expiration date of the warrants, or such later date to which such expiration date may be extended by First PacTrust Bancorp, unexercised warrants will become void.

Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement, warrants may be exercised by delivery to the warrant agent of the certificate evidencing such warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase the debt securities or shares of common stock or preferred stock or depositary shares purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of such payment and the certificate representing the warrants to be exercised, properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities or shares of common stock or preferred stock or depositary shares purchasable upon such exercise. If fewer than all of the warrants represented by such certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

Additional Provisions

The exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each stock warrant will be subject to adjustment in certain events, including:

•	the issuance of the stock dividend to holders of common stock or preferred stock, respectively;

•	a combination, subdivision or reclassification of common stock or preferred stock, respectively; or

•	any other event described in the applicable prospectus supplement.

In lieu of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each stock warrant, we may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable.

Notwithstanding the foregoing, in case of any consolidation, merger, or sale or conveyance of the property of First PacTrust Bancorp as an entirety or substantially as an entirety, the holder of each outstanding stock warrant will have the right upon the exercise thereof to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which such stock warrants were exercisable immediately prior thereto.

DESCRIPTION OF RIGHTS

This section describes the general terms of the rights to purchase common stock or other securities that we may offer using this prospectus.  Further terms of the rights will be stated in the applicable prospectus supplement. The following description and any description of the rights in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms of any agreement relating to the rights.

Rights may be issued independently or together with any other security and may or may not be transferable.  As part of the rights offering, we may enter into a standby underwriting or other arrangement under which the underwriters or any other person would purchase any securities that are not purchased in such rights offering.  The prospectus supplement relating to any rights we offer will describe the specific terms of the offering and the rights, including:

•	the record date for determining security holders entitled to the rights distribution;

•	the number of rights issued and the number of shares of common stock or other securities that may be purchased upon exercise of the rights;

•	the exercise price of the rights;

•	the steps required to exercise the rights;

•	the date on which the rights will become effective and the date on which the rights will expire;

•	whether the rights will include oversubscription rights, so that the holder may purchase more securities if other holders do not purchase their full allotments;

•
whether we intend to sell the shares of common stock or other securities that are not purchased in the offering to an underwriter or other purchaser under a contractual standby commitment or other arrangement;

•	our ability to withdraw or terminate the rights offering prior to the expiration date of the rights;

•	any material U.S. Federal income tax consequences.

Prior to the exercise of their rights, holders of rights will not have any of the rights of holders of the securities purchasable upon the exercise of the rights, and will not be entitled to, among other things, vote or receive dividend payments or other distributions on the securities purchasable upon exercise.

DESCRIPTION OF UNITS

Units will consist of any combination of one or more of the other securities described in this prospectus. The applicable prospectus supplement or supplements will also describe:

•
the designation and the terms of the units and of any combination of the securities constituting the units, including whether and under what circumstances those securities may be held or traded separately;

•	any additional terms of the agreement governing the units;

•	any additional provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities constituting the units;

•	any applicable United States federal income tax consequences; and

•	whether the units will be issued in fully registered form.

The terms and conditions described under “Description of Debt Securities,” “Description of Warrants,” and “Description of Common Stock and Preferred Stock” will apply to each unit that includes such securities and to the securities included in each unit, unless otherwise specified in the applicable prospectus supplement.

We will issue the units under one or more unit agreements to be entered into between us and a bank or trust company, as unit agent. We may issue units in one or more series, which will be described in the applicable prospectus supplement.

DESCRIPTION OF GLOBAL SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, we may issue the securities in the form of one or more fully registered global securities that will be deposited with a depository or its nominee identified in the applicable prospectus supplement and registered in the name of that depository or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depository for the registered global security, the nominees of the depository or any successors of the depository or those nominees.

If not described below, any specific terms of the depository arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depository arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depository or persons that may hold interests through participants. Upon the issuance of a registered global security, the depository will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited.

Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depository, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depository, or its nominee, is the registered owner of a registered global security, that depository or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depository for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take, the depository for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of, and premium, if any, and interest on, debt securities, and any payments to holders with respect to other securities represented by a registered global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the registered global security. None of First PacTrust Bancorp, the trustees, the warrant agents or any preferred stock depositary, as applicable, will have any responsibility or liability for any aspect of the records relating to or the payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depository for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depository. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depository for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depository or ceases to be a clearing agency registered under the Exchange Act, and a successor depository registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depository. In addition, under the terms of the indenture, we may at any time and in our sole discretion decide not to have any of the securities represented by one or more registered global securities. We understand, however, that, under current industry practices, the depository would notify its participants of our request, but will only withdraw beneficial interests from a global security at the request of each participant. We would issue definitive certificates in exchange for any such interests withdrawn. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depository gives to the applicable trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depository’s instructions will be based upon directions received by the depository from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depository.

PLAN OF DISTRIBUTION

We may sell our securities in any of three ways (or in any combination):

•	through underwriters or dealers;

•	through agents; or

•	directly to purchasers or to a single purchaser.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement that contains the specific terms of the offering. The prospectus supplement will set forth the terms of the offering of such securities, including:

•	the name or names of any underwriters, dealers or agents and the type and amounts of securities underwritten or purchased by each of them; and

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of our securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions or discounts we pay for solicitation of these contracts.

Pursuant to a requirement by the Financial Industry Regulatory Authority (“FINRA”), the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us from the sale of any securities registered pursuant to SEC Rule 415.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates in connection with those derivatives, then the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions.  In that event, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

LEGAL MATTERS

Certain legal matters will be passed upon for us by Silver, Freedman & Taff, L.L.P., Washington, D.C.

EXPERTS

The consolidated financial statements of First PacTrust Bancorp, Inc. as of December 31, 2009 and 2008 and for each of the years in the three year period ended December 31, 2009 have been incorporated by reference herein in reliance upon the report of Crowe Horwath LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Dividend Reinvestment Plan

2,500,000 Shares of Voting Common Stock

300,000 Shares of Non-Voting Common Stock

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PROSPECTUS SUPPLEMENT
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May 11, 2011